Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

NEXEO SOLUTIONS, LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

AND

COMPOSITES ONE LLC

(A RHODE ISLAND LIMITED LIABILITY COMPANY)

JUNE 6, 2014

TABLE OF CONTENTS

SCHEDULE	DESCRIPTION	Page
Schedule 1.01(a)	Knowledge of Seller
Schedule 1.01(c)	Permitted Liens
Schedule 2.01(a)	Elkhart and Montreal Equipment
Schedule 2.01(b)	Other Equipment
Schedule 2.01(d)	Leased Real Property
Schedule 2.01(e)	Assigned Contracts
Schedule 2.01(g)	Transferred Vehicles
Schedule 2.01(m)	Other Assets (Purchased)
Schedule 2.02(n)	Other Assets (Excluded)
Schedule 2.10	Inventory Procedures
Schedule 3.03	Consents
Schedule 3.05(a)	Selected Financial Information
Schedule 3.05(b)	Exceptions to GAAP
Schedule 3.05(c)	Cost of Sales
Schedule 3.06	Inventory
Schedule 3.07	Absence of Certain Changes
Schedule 3.08	Properties; Leases; Tangible Assets
Schedule 3.09	Exceptions to Title of Purchased Assets
Schedule 3.10	Litigation
Schedule 3.11	Exceptions to Assigned Contracts
Schedule 3.14(a)	Employment Agreements
Schedule 3.14(b)	Benefit Plans
Schedule 3.15	Labor and Employment Matters
Schedule 3.15(e)(i)	Employees, Consultant and Representative List
Schedule 3.16	Exceptions to Intellectual Property
Schedule 3.18(a)	Changes to Customers and Suppliers
Schedule 3.18(b)	Customers and Suppliers
Schedule 3.18(c)	Purchases and Sales
Schedule 3.18(d)	Standard Warranties
Schedule 3.18(e)	Warranty and Liability Claims
Schedule 6.03	Severance for Hired Employees

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into this 6th day of June, 2014, by and between Composites One LLC, a Rhode Island limited liability company (“Buyer”), and Nexeo Solutions, LLC, a Delaware limited liability company (“Seller”).  Buyer and Seller are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

Seller and Selling Affiliates (as defined below) are engaged in the business of distributing and selling Composite Materials (as defined below) in the United States and Canada (hereinafter referred to as the “Business”). Buyer desires to purchase and Seller and Selling Affiliates desire to sell certain of the tangible and intangible assets used or usable in connection with the Business from Seller and Selling Affiliates, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

Therefore, in consideration of the covenants and agreements contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01                        Definitions.  The following terms, as used in this Agreement, have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such other Person.  Notwithstanding the foregoing, for all purposes of this Agreement, other than the use of the term “Affiliate” in (i) the definition of “Employee Benefit Plan” and “Seller Taxes” and (ii) the last paragraph of Section 2.01, the last paragraph of Section 2.03, Section 3.07(j), Section 3.10, Section 3.17, Section 5.05(a) and Section 11.11, and any agreement contemplated by this Agreement, other than Article 6 of the Transition Services Agreements, the term “Affiliate”, when used with respect to Seller, shall not include TPG Capital, LLC or any of its Affiliates (other than Seller and its controlled Affiliates).

“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, law (including common law), ordinance, code, rule, regulation, judgment, decree or other requirement of any Governmental Authority (including any Environmental Law) applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates or Plan Affiliates).

“Associate” or “Associated With” means, when used to indicate a relationship with any specified Person: (a) any Person which is directly or indirectly the beneficial owner of ten percent (10%) or more of the equity securities issued by the specified Person (a “Parent Associate” of that specified Person); (b) any officer or director of any Parent Associate or Affiliate of that specified Person; (c) any other Person of which such specified Person is a director or officer or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities issued by such other Person; (d) any trust or other estate in which such specified Person has a substantial beneficial interest or as to which such specified Person serves as trustee or in a similar fiduciary capacity; and (e) any descendant, ascendant or spouse of such specified Person, or any descendant or ascendant of such spouse who has the same home as such specified Person or who is a director or officer of such specified Person or any Affiliate thereof.

“Benefit Arrangement” means any benefit arrangement that is not an Employee Benefit Plan, including, without limitation: (a) each employment or consulting agreement; (b) each arrangement providing for insurance coverage or workers’ compensation benefits; (c) each incentive bonus or deferred bonus arrangement; (d) each arrangement providing termination allowance, severance, or similar benefits; (e) each equity compensation plan; (f) each deferred compensation plan; and (g) each compensation policy and practice maintained by Seller or any ERISA Affiliate of Seller covering the employees, former employees, directors and former directors of Seller, and the beneficiaries of any of them.

“Benefit Plan” means an Employee Benefit Plan or Benefit Arrangement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Illinois are authorized or required by law to close.

“Canadian Transfer Taxes” means the Canadian goods and services tax and harmonized sales tax imposed under the Excise Tax Act (Canada), the Quebec sales tax imposed under the Act respecting the Quebec Sales Tax, and any provincial sales taxes imposed by a province of Canada (including for greater certainty any sales tax under British Columbia’s Provincial Sales Tax Act, or Manitoba’s Retail Sales Tax Act).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Composite Materials” means composite materials currently distributed by the Business other than the Excluded Products.

“Containers” means above ground and underground storage tanks, vessels, piping valves, and any other containers used for the storage or transport of Hazardous Substances.

“Debt” means: (a) any indebtedness of Seller, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures, or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing capitalized lease obligations; (b) any balance deferred and unpaid of the purchase price of any property for Seller, except any such balance that constitutes an accrued expense or account payable, in each case referred to in this clause (b) incurred in the ordinary course of business, if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a Liability upon a balance sheet of Seller; (c) all indebtedness of others secured by a Lien (other than a Permitted Lien) on any asset of Seller (whether or not such indebtedness is assumed by Seller); and (d) to the extent not otherwise included by clauses (a) through (c), any guaranty by Seller of any indebtedness of any other Person.

“Elkhart Facility” means the facility located at 3501 Cooper Dr., Elkhart, Indiana 46514.

“Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether or not subject to ERISA), that is sponsored or contributed to by Seller or any Affiliate (including any ERISA Affiliate) thereof covering employees or former employees of Seller.

“Employee Pension Benefit Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, other than a Multiemployer Plan.

“Environment” means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, natural resources, workplace or real property (and the physical buildings, structures, improvements and fixtures on such real property).

“Environmental Claim” shall mean any notice of violation, claim, demand, abatement or other order or direction (conditional or otherwise) by any Governmental Authority or any Person for personal injury (including sickness, disease, or death), tangible or intangible property damage, damage to the environment, nuisance, trespass, pollution, contamination, other adverse effects on the environment, clean up costs, remediation, removal, other response costs (which shall include, but not be limited to, costs to come into compliance with Environmental Laws), or investigation costs (including, but not be limited to, fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), and/or fines, penalties, losses, liabilities (including any actual or punitive damages under any statutory or common law cause of action, regardless of whether the liabilities are imposed through operation of strict liability or otherwise), or restrictions, resulting from or based upon (a) the existence, or the continuation of the existence, of a Release or threatened Release (including, but not be limited to, sudden or non sudden, accidental or non accidental Releases) of, exposure to, or the presence of any Hazardous Substance, odor or audible noise or other Release or emission in, on or under the environment (including, but not be limited to, the air, soil, subsurface strata, ground water, surface water or any sediments associated with any water body) and, in, by, from or related to any of real property owned, leased, or formerly owned by Seller, (b) the environmental aspects of the transportation, storage, labeling, treatment, disposal, generation, recycling, reclamation, use or other handling of any Hazardous Substances or other materials in connection with the operations of the Business or Purchased Assets, or (c) the violation, or alleged violation, of any statutes, ordinances, orders, rules, regulations, Permits, licenses, registrations, or Governmental Authority approvals relating to environmental matters.

“Environmental Laws” means all Applicable Laws relating to Hazardous Substances, toxic torts, or the Environment, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, and any requirements promulgated pursuant to these Applicable Laws or any analogous foreign, state, or local Applicable Laws.

“Environmental Liabilities” means all Liabilities of a Person (whether such Liabilities are owed by such Person to Governmental Authorities, third parties, or otherwise) whether currently in existence or arising hereafter which arise under or relate to any Environmental Laws. Without limiting the generality of the foregoing, Environmental Liabilities shall include any Liabilities resulting from the failure of the Business, prior to the Closing Date, to comply with any Environmental Laws, including, without limitation: (a) any Liabilities associated with the purchase, design, or installation of any pollution control devices that may be necessary or appropriate for operation of the Business in material compliance with Environmental Laws; (b) any Liabilities associated with obtaining any permits, registrations or other authorizations required by any Environmental Laws; (c) any fines, penalties or other sanctions imposed by any Governmental Authority (including any fines, penalties, or other sanctions imposed in connection with the continued existence, after the Closing Date, of any non compliance with any Environmental Laws that began on or prior to the Closing Date); (d) any Liabilities incurred in connection with claims made or Proceedings brought against the Seller by Seller employees or other Persons alleging exposure to Hazardous Substances emitted by operations of Seller; and (e) any Liabilities associated with the replacement or modification of processes or raw materials (including, without limitation, coatings and paints) utilized in the operations of the Business.

“Equipment” means the Elkhart and Montreal Equipment, the Transferred Vehicles, the Employee Equipment and the Other Equipment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any Person means any other Person that, together with such Person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

“Excluded Products” means acetone, styrene and any other chemicals or plastics distributed by Seller or its Affiliates.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time and applied on a consistent basis throughout the periods involved.

“Governmental Authority” means any foreign, domestic, federal, state, or local government authority, court, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing which has or claims to have competent jurisdiction over the relevant Person or its business, property, assets, or corporations.

“Group Health Plan” means any group health plan, as defined in Section 5000(b)(1) of the Code.

“Hazardous Substance” means any substance or material: (a) the presence of which requires investigation or Remediation under any Environmental Laws; (b) the generation, release, emission, storage, treatment, transportation, disposal, remediation, removal, handling, or management of which is regulated by any Environmental Laws; (c) that is defined as a “solid waste,” “pollutant or contaminant,” “hazardous waste,” or “hazardous substance” under any Environmental Laws; (e) that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyl (PCBs) or asbestos; (f) the presence of which causes a nuisance or other tortious condition; (g) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting jurisdiction over the Seller or the Business; or (h) the presence of which poses a hazard to the health or safety of Persons.

“IRS” means the Internal Revenue Service.

“Knowledge”, “to the Knowledge” or “Known” shall mean with respect to:

(a)                                 Seller: the actual knowledge after reasonable inquiry of the officers and directors of Seller listed in Schedule 1.01(a).

(b)                                 Buyer: the actual knowledge after reasonable inquiry of the officers and directors of Buyer listed in Schedule 1.01(b).

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character, or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, or otherwise and whether or not the same is required to be accrued on the financial statements of such Person or is disclosed on any Schedule to this Agreement.

“Lien” or “Liens” means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance, lease, conditional sales contract, charge or adverse claim of any kind, whether consensual or involuntary, in respect of the asset.

“Material Adverse Effect” means any state of facts, event, change or effect that, individually or in the aggregate, is materially adverse to (a) the value or financial condition of the Purchased Assets taken as a whole, or (b) the ability of either Party to perform its obligations under this Agreement or consummate the transactions contemplated hereby, except to the extent resulting from the following: (i) changes in general local, foreign or international economic or political conditions, other than to the extent such changes would have a materially disproportionate impact on the Purchased Assets relative to other assets or Persons in the Composites industry generally; (ii) changes in the conditions generally affecting the industries in which the Business operates; (iii) changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, other than such changes would have a materially disproportionate impact on the Purchased Assets relative to other assets or Persons in the Composites industry generally; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in Applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, other than changes that would have a materially disproportionate impact on the Purchased Assets relative to other assets or Persons in the Composites industry generally; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Business; or (viii) any natural or man-made disaster or acts of God.

“Montreal Facility” means the office space located at 9880, Boulevard du Golf, Anjou, QC H1J 2Y7.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) and 4001(a)(3) of ERISA.

“Multiple Employer Plan” means any Employee Benefit Plan sponsored by more than one employer, within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code.

“Order” means any order, judgment, ruling, decree, award, verdict or writ of any Governmental Authority.

“Permitted Liens” means such Liens as are set forth on Schedule 1.01(c).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, estate, or other entity or organization, including a Governmental Authority.

“Plan Affiliate” means, with respect to any Person, any employee benefit plan sponsored by, maintained by, or contributed to by such Person, and with respect to any employee benefit plan, any Person sponsoring, maintaining, or contributing to such plan.

“Prohibited Transaction” means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, abandonment, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Substances (including, but not limited to, Hazardous Substances in barrels, drums or other containers) into the Environment, including the movement of Hazardous Substances through, on, under or in the air, soil, subsurface strata, surface water or ground water.

“Remedial Action” shall mean all actions required to (a) clean up, remove, treat, minimize the effect of or in any other way address Hazardous Substances in the Environment; (b) prevent the Release or threat of Release or minimize the further Release of Hazardous

Substances so they do not migrate or endanger or threaten to endanger public health or welfare or the Environment; or (c) perform pre-remedial studies and investigations and post remedial monitoring and care in respect of actions contemplated in the preceding clauses (a) and (b).

“Seller Taxes” shall mean (i) all Taxes imposed by any applicable Laws on Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (ii) Property Taxes allocable to Seller pursuant to Section 5.06(a), (iii) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, (iv) the transfer Taxes allocable to Seller pursuant to Section 2.09 and (v) any and all other Taxes (other than the Taxes described in clauses (i), (ii), (iii) or (iv) of this definition) imposed on or with respect to the ownership or operation of the Purchased Assets for any Tax period (or portion thereof) ending on or before the Closing Date.  Notwithstanding the above, Seller Taxes shall not include Canadian Transfer Taxes.

“Selling Affiliates” means Nexeo Solutions Canada Corp. (the “Canadian Seller”), and Nexeo Solutions Puerto Rico, LLC, each a subsidiary of Seller.

“Tax” or “Taxes” means any and all federal, state, local or foreign net income tax, alternative or add on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income, or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA, or RITA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, escheat, unclaimed property, premiums tax, environmental tax, intangibles tax, business license tax, transfer tax, occupation tax, customs tax, duties or other taxes, fees, assessments or charges, whether or not disputed, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign).

“Tax Returns” means all returns, declarations, reports, forms, or other information returns required to be filed with any taxing authority related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.02                        Index of Other Defined Terms.  In addition to those terms defined above, the following terms shall have the respective meanings given thereto in the sections indicated below:

Defined Term	Section
Acquisition Proposal	5.03
Agreement	Preamble
Allocation	2.08
Assigned Contracts	2.01(e)
Assumed Liabilities	2.03
Business	Recitals
Buyer	Preamble
Buyer Indemnified Parties	9.01(a)

Defined Term	Section
Canadian Seller	1.01
Closing	2.07(a)
Closing Date	2.07(a)
Closing Date Inventory Statement	2.10(d)
Closing Payment	2.07(b)(i)
Elkhart and Montreal Equipment	2.01(a)
Employee	3.15(e)
Employee Equipment	2.01(f)
Employment Agreements	3.14(a)
Estimated Purchase Price Adjustment	2.10(b)
Evaluator	2.11(b)
Excluded Assets	2.02
FCPA	3.13(b)
Hire Date	6.01
Hired Employees	6.01
Inventory	2.01(c)
Inventory Target Amount	2.10(a)
Inventory Value	2.10(a)
Leased Real Property	2.01(d)
Losses	9.01(a)
Material Customer	3.18(b)
Material Supplier	3.18(b)
Montreal Lease	3.08(c)
Other Equipment	2.01(b)
Party	Preamble
Permits	3.12
Pre-Closing Receivables	2.02(a)
Selected Financial Information	3.05(a)
Property Taxes	5.06(a)
Proceedings	3.10
Purchase Consideration	2.06
Purchase Price Adjustment	2.10(d)
Purchased Assets	2.01
Records	7.03

Defined Term	Section
Required Consents	3.03
Retained Liabilities	2.04
Seller	Preamble
Seller Indemnified Parties	9.02
Substantially Comparable Employment Terms	6.02
Termination Date	10.01(b)
Transferred Vehicles	2.01(g)
Transition Services Agreements	2.07(b)(vi)
WARN Act	3.15(f)

ARTICLE II
SALE OF ASSETS

2.01                        Sale of Assets by Seller.  At the Closing, subject to the terms, conditions and covenants contained in this Agreement, Seller shall, and shall cause each Selling Affiliate, to, grant, sell, convey, assign, transfer, and deliver to Buyer, by appropriate deeds, bills of sale, endorsements, assignments, and other instruments of transfer and conveyance, all right, title, and interest of Seller and the Selling Affiliates in and to the following assets, properties, and rights of Seller and the Selling Affiliates, whether now owned or hereinafter acquired between the date of this Agreement and the date of Closing, in each case only if exclusively related to or exclusively used in the Business, free and clear of all Liens, except for the Permitted Liens (collectively, the “Purchased Assets”):

(a)                                 all machinery, equipment, furniture, office equipment, computer equipment (including all computer hardware), communications equipment, tooling, and other tangible property (and interests in any of the foregoing), which are located at the Elkhart Facility or the Montreal Facility, including without limitation those listed in Schedule 2.01(a), but excluding all trucks and vehicles (collectively, the “Elkhart and Montreal Equipment”);

(b)                                 the equipment listed on Schedule 2.01(b) at the locations designated for such equipment in that schedule (collectively, the “Other Equipment”);

(c)                                  all items of inventory of the Composite Materials regardless of how classified in the financial records, including all raw materials, work in process, finished goods, supplies, containers, packaging, parts, and samples, but excluding parts, supplies, totes and packaging materials not exclusively used in the Business, as determined pursuant to the Inventory procedures set forth in Schedule 2.10 (collectively, the “Inventory”);

(d)                                 all rights with respect to the leasehold interests and subleases and rights thereunder of Seller in the real property described in Schedule 2.01(d), together with the improvements, fixtures and fittings thereon (the “Leased Real Property”);

(e)                                  all of Seller’s right title and interest to the contracts and agreements set forth on Schedule 2.01(e) (the “Assigned Contracts”);

(f)                                   all of the Seller’s right title and interest to the personal computers, personal printers, and personal communications devices (but excluding any software and licenses on such computers and devices other than standard operating systems) that are specifically assigned to and exclusively used by the Hired Employees (the “Employee Equipment”); provided, that if the Hire Date for a Hired Employee occurs following, the Employee Equipment used by such Hired Employee shall only be transferred to Buyer on the Hire Date;

(g)                                  the vehicles and vehicle leases that are set forth on Schedule 2.01(g) (the “Transferred Vehicles”);

(h)                                 to the extent transferable or assignable, all licenses, permits, bonds, or other authorizations issued or granted, with respect to the Montreal Facility by any Governmental Authority that are owned by, granted to, or held or used by Seller;

(i)                                     all customer and supplier lists with respect to customers and suppliers of the Business (including customers and suppliers that are also customers and suppliers of other businesses of Seller);

(j)                                    all books, records, files and papers relating to the customers and suppliers of the Business, to the extent exclusively relating to the Business (but excluding that portion of books, records and papers to the extent they relate to other businesses of Seller);

(k)                                 all other books, records, files, and papers exclusively related to the Purchased Assets, whether in hard copy or computer format, including invoices, engineering, information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, customer and supplier lists and records, vendor and subcontractor lists and records, sales and commissions records with respect to Hired Employees, and documentation developed or used for marketing, engineering, manufacturing, or any other purpose exclusively related to the conduct of the Business;

(l)                                     all rights benefiting Seller under any warranties, express or implied, which relate to the Purchased Assets; and

(m)                             the assets listed on Schedule 2.01(m).

In the event that any Affiliate of Seller has any interest in any of the Purchased Assets, then Seller shall cause such Affiliate to assign and transfer to Buyer, for no additional consideration, all of its right, title and interest in such Purchased Asset.

2.02                        Excluded Assets.  Notwithstanding the foregoing, the Purchased Assets shall not include and Buyer shall not purchase the following assets of Seller (the “Excluded Assets”) which shall remain the sole property of Seller:

(a)                                 all accounts receivables of the Business as of the Closing Date as determined pursuant to the Inventory procedures set forth in Schedule 2.10 (the “Pre-Closing Receivables”);

(b)                                 (i) all of Seller’s tax and information returns and support documentation thereto; (ii) all corporate documents relating to the formation and capitalization of Seller (or any predecessor entity) or pertaining to its relations with its shareholders; (iii) all minute books; (iv) all financial accounting, inventory, insurance and personnel records of Seller that do not relate to the Business; (v) all rights to the Seller’s bank accounts, cancelled checks, check stubs, bank statements and related materials; and (vi) all currently active financial, accounting, inventory, personnel and/or other records which pertain to any of the Excluded Assets or any of the Retained Liabilities (as defined below);

(c)                                  all of Seller’s claims, causes of action, choses in action, and rights of set off of any kind against or pertaining to its partners or any shareholder, officer or director;

(d)                                 all of Seller’s rights to receive mail and other communications which do not relate in any way to the ownership of the Purchased Assets and/or the operation of the Business;

(e)                                  all of Seller’s claims, causes of action, choses in action, defenses, counterclaims, set offs and rights of any kind against any insurer, indemnitor or other party relating to any debts, liabilities and/or other obligations of Seller, which are not included among the Assumed Liabilities;

(f)                                   any rights of Seller under this Agreement, the Confidentiality Agreement between Buyer and Seller, dated March 31, 2014, as amended, or under any other agreement between Seller and Buyer entered into on or after the date of this Agreement;

(g)                                  prepaid commercial insurance premiums, prepaid Taxes and any rights of Seller to any federal, state, local, or foreign Tax refunds or carrybacks or any payment under any Tax sharing, Tax allocation, or similar agreements, with respect to any Tax period ending on or before Closing Date and the portion of all Taxes allocable to any period subject to Tax that includes (but does not end on) the Closing Date;

(h)                                 the Seller’s cash, cash equivalents, and marketable securities on the Closing Date whether on hand or on deposit in any financial institution;

(i)                                     any contracts not included within the Assumed Contracts;

(j)                                    all of the Seller’s insurance policies;

(k)                                 any plants or facilities related to the Business;

(l)                                     any machinery, equipment, furniture, fixtures, office equipment, computer equipment (including all computer hardware), communications equipment, tooling, and vehicles (and interests in any of the foregoing), other than those described in Section 2.01(e);

(m)                             any equipment, vehicles or movable equipment used in the Business (other than the automobiles described in Section 2.01(g) and any equipment located or used at the Elkhart Facility or the Montreal Facility); and

(n)                                 any other assets set forth on Schedule 2.02(n).

2.03                        Assumed Liabilities.  At the Closing, Buyer shall assume from Seller the following (collectively the “Assumed Liabilities”):

(a)                                 all of the obligations under the Assigned Contracts of Seller or the Selling Affiliates, but only to the extent such obligations arise on or after, or relate to the period from and after, the Closing Date, and excluding any obligation or liability for any breach or claimed breach of any such agreement or instrument occurring prior to the Closing Date;

(b)                                 all orders providing for the purchase by Seller or the Selling Affiliates of Composite Materials or services related to the Purchased Assets that have not been received by Seller as of the Closing Date, as determined pursuant to the Inventory procedures set forth in Schedule 2.10, provided that such orders were made in the ordinary course of business;

(c)                                  all orders providing for the sale by Seller or the Selling Affiliates of Composite Materials or the provision of services related to the Purchased Assets that have not been shipped or performed by Seller or the Selling Affiliates prior to the Closing Date, in each case as determined pursuant to the Inventory procedures set forth in Schedule 2.10, provided such orders were made in the ordinary course of business;

(d)                                 any Liability arising out of or relating to any Hired Employees from and after the Closing Date, including, without limitation, direct or indirect compensation, salary, wages, bonus, retirement, health, welfare, or other benefits, vacation or sick days, severance, ERISA matters (including COBRA rights), workers compensation claims, claims related to discharge, discrimination claims, or other employment or employee related claims, in each case which arises from acts, events, conditions, or circumstances that first arise or occur on or after the Closing Date; and

(e)                                  all Liabilities arising from the operation of the Business by the Buyer or the ownership of the Purchased Assets by the Buyer arising during any period after the Closing, including any Environmental Liability with respect to the Montreal Facility which arises from acts, events, conditions, or circumstances that first arise or occur after the Closing Date.

In the event that any Affiliate of Seller has any interest in any of the Assumed Liabilities, then Seller shall cause such Affiliate to assign and transfer to Buyer, and Buyer shall assume for no additional consideration, all of its right, title and interest in such Assumed Liability.

2.04                        Retained Liabilities.  Buyer does not assume, and Seller shall retain all liabilities, obligations, debts, and expenses of Seller other than the Assumed Liabilities (collectively, the “Retained Liabilities”) whether or not the Retained Liabilities are known or unknown, fixed or contingent, and whether or not the Retained Liabilities arose by reason of events occurring prior to or after the Closing. Without limiting the foregoing, the Retained Liabilities shall include, without limitation, any Liabilities relating to:

(a)                                 accounts payable and accrued liabilities related to the operation of the Business prior to Closing;

(b)                                 any Liability of Seller arising out of or relating to any Employees prior to the Closing Date, and any Liability of Seller related to any former employees, employment practices or policies, or employee benefits, including, without limitation, direct or indirect compensation, salary, wages, bonus, retirement, health, welfare, or other benefits, vacation or sick days, severance, ERISA matters (including COBRA rights), workers compensation claims, claims related to discharge, discrimination claims, or other employment or employee related claims;

(c)                                  any Liability of Seller whether presently in existence or arising hereafter which is attributable to an Excluded Asset;

(d)                                 any Environmental Liability of Seller (regardless of whether such Liability constitutes a breach of any representation, warranty, or covenant in this Agreement), whether presently in existence or arising after the date of this Agreement, which arises from acts, events, conditions, or circumstances existing or occurring on or before the Closing Date;

(e)                                  any Debt;

(f)                                   any Seller Taxes;

(g)                                  any Liability of Seller of any nature whatsoever which are based on events occurring on or before the Closing Date, or which are based on products sold or services performed by the Business on or before the Closing Date, including but not limited to product liability, warranty or similar claims with respect to products sold by Seller or services rendered by Seller prior to the Closing, notwithstanding that the date on which the Liability arose is after the Closing Date; provided if such liability relates to products sold or services performed prior to the Closing Date then Seller shall have all rights benefiting Seller or Buyer against the manufacturer or distributor of such product, including any warranties as described in Section 2.01(l);

(h)                                 any Liability of Seller with respect to litigation, suits, claims, demands, or governmental proceedings (i) to which Seller is a party as at the Closing Date or (ii) to the extent that such Liability arises out of actions or events prior to the Closing Date;

(i)                                     any Liability for failure to comply with any applicable bulk sale, bulk transfer, successor liability and similar laws, or with any laws triggered by a bulk sale or transfer of property, of any jurisdiction in connection with the transactions contemplated by this Agreement; and

(j)                                    any other Liabilities, regardless of when made or asserted, that are not specifically assumed by Buyer hereunder.

2.05                        Assignment of Contracts and Rights.

(a)                                 With respect to any material Assigned Contract and any claim, right, or benefit arising thereunder or resulting therefrom, upon Buyer’s written request Seller will use its commercially reasonable efforts prior to the Closing to coordinate with Buyer to obtain the written consent of the other parties to any such Assigned Contract for the assignment thereof to Buyer, in form and substance reasonably satisfactory to Buyer, including with respect to leases and subleases (including any amendments, extensions, renewals, guaranties and licenses to occupy real property relating thereto) for Leased Real Property, and any landlord waivers required by Buyer’s senior lender; however, in no event shall Seller be obligated to incur any out of pocket expenses or to pay any amounts to obtain such consents or waivers.

(b)                                 If such consent or confirmation is not obtained with respect to any such Assigned Contract prior to the Closing Date, such contract shall nevertheless be deemed to be an Assigned Contract hereunder, and Seller and Buyer shall cooperate in an arrangement reasonably satisfactory to Buyer and Seller under which Buyer would obtain, to the extent practicable, the claims, rights, and benefits and assume the corresponding obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, and any and all claims, rights, and benefits of Seller against a third party thereto and holding Seller harmless from Buyer’s actions under such arrangement.

2.06                        Purchase Consideration.  Subject to the Purchase Price Adjustment provided for in Section 2.10, in consideration of the transfer of the Purchased Assets and the non-competition covenants under Section 5.07, Buyer agrees to: (a) assume the Assumed Liabilities; and (b) pay $61,500,000 to Seller and Selling Affiliates as allocated among Seller and Selling Affiliates based on the allocation set forth in Section 2.08, in cash at the Closing (the consideration described in this Section 2.06 is collectively referred to as the “Purchase Consideration”).

2.07                        Closing.

(a)                                 The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Vinson & Elkins LLP, on July 1, 2014 or on such other mutually agreeable date as to which Seller and Buyer shall agree in writing (the “Closing Date”).

(b)                                 At the Closing, subject to the terms and conditions contained herein, Buyer shall deliver or cause to be delivered to Seller:

(i)                                     The cash portion of the Purchase Consideration (i.e., $61,500,000), plus or minus, as the case may be, the amount of the Estimated Purchase Price Adjustment; (the “Closing Payment”);

(ii)                                  The Assumption Agreement, in the form attached hereto as Exhibit A, to evidence the assumption by Buyer of the Assumed Liabilities;

(iii)                               Certificates of the Secretary or Assistant Secretary of Buyer, in form and substance satisfactory to Seller and its counsel, attesting to the incumbency of their respective officers executing this Agreement and the other certificates and agreements delivered by Buyer at the Closing, and attaching a true and complete copy of resolutions of Buyer’s management committee approving the transactions contemplated hereby;

(iv)                              Certificates of the CEO or President of Buyer to the effect set forth in Section 8.01;

(v)                                 A good standing certificate for Buyer issued not more than fifteen (15) days prior to the Closing Date by the Secretary of State of the State where Buyer is organized;

(vi)                              A Transition Services Agreement for each of the United States and Canada (collectively, the “Transition Services Agreements”) in the form attached as Exhibit B;

(vii)                           All other documents, certificates, assignments, agreements and other instruments as, in the opinion of Seller or its counsel, are reasonably necessary to consummate the transaction contemplated hereby.

(c)                                  At the Closing, subject to the terms and conditions contained herein, Seller shall deliver to Buyer:

(i)                                     Such bills of sale, certificates of title, endorsements, consents, assignments, and other good and sufficient instruments of conveyance, and assignment of such rights as the Buyer and its counsel shall deem reasonably necessary or appropriate to vest in Buyer all of Seller’s right, title, and interest in, to, and under the Purchased Assets.

(ii)                                  Certificates of the Secretary or Assistant Secretary of Seller, in form and substance satisfactory to Buyer and its counsel, attesting to the incumbency of respective officers executing this Agreement and the other certificates and agreements delivered by Seller at the Closing, and attaching a true and complete copy of the resolutions of Seller’s managing member approving the transactions contemplated hereby;

(iii)                               Certificates of the President or a Vice President of Seller to the effect set forth in Section 8.02;

(iv)                              A certificate of Existence and good standing certificate, as applicable, for Seller issued not more than fifteen (15) days prior to the Closing Date by the Secretary of State of the State where Seller is organized;

(v)                                 A Transition Services Agreement for each of the United States and Canada in the form attached as Exhibit B;

(vi)                              A properly prepared and executed IRS Form W-9 and a certificate of non-foreign status under Treas. Reg. §1.1445-2(b)(2); and

(vii)                           All other documents, certificates, assignments, agreements, and other instruments as, in the opinion of Buyer or its counsel, are reasonably necessary to consummate the transaction contemplated hereby.

2.08                        Allocation of Purchase Consideration.  Seller shall prepare an allocation of the purchase price of the Purchased Assets (and all other items required under the Code, including the covenant not to compete in Section 5.07) among the Purchased Assets and between the Seller and the Selling Affiliates in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state or local law, as appropriate) (the “Allocation”).  Seller shall deliver the Allocation to Buyer within 120 days after the Closing for Buyer’s review, comment and approval.  Buyer and Seller shall work together to jointly agree to the final Allocation.  If Buyer and Seller are unable to agree on any such Allocation, Buyer and Seller shall negotiate in good faith to resolve any such dispute(s).  If the Parties are unable to agree on an Allocation within 30 days after the commencement of such good faith negotiations (or such longer period as Seller and Buyer may mutually agree in writing), the disputed portion(s) of such Allocation shall be arbitrated by the Evaluator (which may in turn select an appraiser if needed).  Only items specified in the written objection shall be subject to adjustment by the Evaluator.  Neither Seller nor Buyer will take a position on any income Tax Return, before any Governmental Authority charged with the collection of any income Tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 2.08, and Seller and Buyer shall file Form 8594 with the IRS in a manner consistent with this Allocation. If there is an adjustment to the Purchase Price under Section 2.10, such adjustment will change only the amount of the foregoing Allocation to the Purchased Assets, and then (i) to the extent traceable to a particular Purchased Asset, only the purchase price of such asset, or (ii) to the extent not traceable to a particular Purchased Asset, such adjustment will be apportioned to intangible assets.

2.09                        Transfer Taxes.

(a)                                 U.S. Transfer Taxes.  The Parties anticipate that the sale of the Purchased Assets (other than Transferred Vehicles) will be exempt from Indiana sales and use Taxes as a (i) casual sale pursuant to Indiana Sales and Use Tax Rule 45 IAC 2.2-1-1(d) for assets not held for resale in the ordinary course of business and (ii) sale for resale pursuant to Indiana Sales and Use Tax Rule 45 IAC 2.2-5-15 for Assets held for resale in the ordinary course of business.  Buyer shall provide to Seller at Closing (or such other time thereafter as permitted by Applicable Law) a valid exemption certificate for every state in which Purchased Assets held for resale in the ordinary course of business are located to establish the applicability of the resale or other applicable exemption in such states.  Any transfer Taxes, documentary stamps, sales Taxes, and other Taxes, fees, or charges (other than Canadian Transfer Taxes) imposed by any state, county, municipality, or other governmental entity in connection with the sale, assignment, transfer, and conveyance of any personal property owned by Seller shall be paid by Seller and Buyer on a 50/50 basis; provided however, Buyer shall pay any and all transfer fees and costs related to the transfer and retitling all Transferred Vehicles in its name.

(b)                                 Canadian Transfer Taxes.  Buyer shall be liable for and shall pay all Canadian Transfer Taxes properly payable upon and in connection with the sale, assignment and transfer of the Purchased Assets from the Canadian Seller to the Buyer.  If applicable, Buyer and Canadian Seller will, and Seller shall cause Canadian Seller to, on or before Closing jointly execute an election, in the prescribed form and containing the prescribed information, to have subsection 167(1) of the Excise Tax Act (Canada) and Section 75 of the Act respecting the Quebec Sales Tax apply to the sale and purchase of the Purchased Assets in Canada so that no

Taxes are payable in respect of such sale and purchase under Part IX of the Excise Tax Act (Canada) and Part I of the Act respecting the Quebec Sales Tax. Buyer will file such elections with the applicable Governmental Authorities within the time prescribed by the Excise Tax Act (Canada) and the Act respecting the Quebec Sales Tax. Notwithstanding such elections, in the event it is determined by the Canada Revenue Agency or Revenue Quebec, as the case may be, that there is a liability of Buyer to pay, or of Canadian Seller to collect and remit, goods and services tax, harmonized sales tax and/or Quebec sales tax on all or part of the Purchased Assets in Canada, such Taxes, including any applicable interest and penalties, shall be forthwith paid by Buyer to the Canada Revenue Agency or Revenue Quebec, or to the Canadian Seller for remittance to the appropriate Governmental Authority, as the case may be.

2.10                        Adjustment to Purchase Consideration.

(a)                                 The Purchase Consideration has been established based on the assumption that the Inventory Value (as hereinafter defined) of the Business as of the Closing Date is $25,000,000 (“Inventory Target Amount”).  The Purchase Consideration will be subject to adjustment in accordance with this Section 2.10. For purposes hereof, the term “Inventory Value” shall mean the value of Inventory determined in accordance with the procedures and methodologies set forth on Schedule 2.10.

(b)                                 No later than three (3) Business Days prior to the Closing, Seller shall deliver to Buyer a certificate setting forth the Seller’s reasonable good faith estimate of the Inventory Value, a calculation of the amount by which the estimated Inventory Value is greater or less than the Inventory Target Amount (the “Estimated Purchase Price Adjustment”), and the calculation of the corresponding Closing Payment, together with such schedules and data with respect to the determination thereof as may be reasonably appropriate to support such amounts.

(c)                                  Within five (5) Business Days of the Closing, Seller and Buyer shall jointly conduct a physical count of the Inventory at the locations and in accordance with the procedures set forth on Schedule 2.10.  The value of the Inventory as of the Closing shall be based on such physical count and any changes in the Inventory between the date of such physical count and the Closing, based on the valuation procedures and methodologies set forth on Schedule 2.10.  Each of Seller and Buyer will make its employees reasonably available to assist in the physical count and calculation of the value of the Inventory.

(d)                                 Buyer shall, with the assistance of Seller, prepare and deliver to Seller a proforma Closing Date Inventory Statement showing the Inventory Value of the Business as of the Closing Date (“Closing Date Inventory Statement”) and a calculation of the amount by which the Closing Date Inventory Value is greater or less than the Estimated Inventory Value (such difference, the “Purchase Price Adjustment”) within sixty (60) days following the Closing.  Seller shall provide to Buyer copies of any documents relating to the Business within its possession which Buyer may reasonably require for the purpose of preparing the Closing Date Inventory Statement.

(e)                                  Buyer and Seller agree that to the extent the Purchase Price Adjustment proposed by Buyer is less than $50,000, there shall be no adjustment in favor of either Buyer or Seller.

(f)                                   If the Closing Date Inventory Value is greater than the Estimated Inventory Value, Buyer shall pay the Purchase Price Adjustment to Seller.  If the Closing Date Inventory Value is less than the Estimated Inventory Value, Seller shall pay the Purchase Price Adjustment to Buyer.  The payment of the Purchase Price Adjustment shall be made within two (2) Business Days after a final determination of the amount thereof in accordance with Section 2.11, by bank wire transfer to an account designated in writing by the payee.

2.11                        Objections.

(a)                                 The Closing Date Inventory Statement and calculation of the Purchase Price Adjustment prepared by Buyer shall be valid unless Seller shall give written notice to Buyer of any disagreement(s) within thirty (30) days following Seller’s receipt of the proposed Closing Date Inventory Statement and calculation of the Purchase Price Adjustment, specifying in reasonable detail the nature and extent of such disagreement. Seller, and its representatives, shall have the right to review the Closing Date Inventory Statement and all work papers and review procedures of Buyer, and to the extent necessary, to examine the books and records of Buyer relating thereto. Buyer, and its representatives, shall cooperate with Seller, and its representatives, regarding providing such materials to Seller in an expeditious manner in order to allow Seller to complete its review and analysis of the proposed Closing Date Inventory Statement within the thirty (30) day time period set forth above.

(b)                                 If Seller and Buyer are unable to resolve any disagreement with respect to the Closing Date Inventory Statement within ten (10) Business Days following receipt by Buyer of Seller’s written notice of disagreement with respect thereto referred to in Section 2.12 (a) above, the disagreement shall be submitted for resolution to the Evaluator (as defined below); provided, however, that all undisputed amounts relating to the Purchase Price Adjustment shall be paid by wire transfer of immediately available funds within two (2) Business Days after that portion of the Purchase Price Adjustment is determined hereunder. “Evaluator” shall mean a nationally recognized firm of independent auditors mutually acceptable to Seller and Buyer, and chosen within five (5) Business Days after the expiration of the ten (10) Business Day period described in the immediately preceding sentence, provided, however, that if Seller and Buyer are unable to agree on an auditing firm for purposes of this Section (b) during the five (5) Business Day period, the Evaluator shall be one of the fifty largest independent auditing firms drawn by lot within ten (10) Business Days after the expiration of such five (5) Business Day period, after excluding those of the above described auditing firms involved with any of the Parties or the transactions contemplated hereby. The Evaluator shall act as an arbitrator to determine and resolve such disputes, based solely on presentations by Buyer and Seller and not by independent review. The Evaluator’s determination hereunder shall be made within thirty (30) days after the submission of the dispute, shall be in accordance with this Agreement, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive.  Buyer and Seller shall each pay one-half of the fees and expenses of the Evaluator in resolving any disagreements as provided herein. Buyer and Seller shall each pay their own costs incurred in preparing and/or reviewing the Closing Date Inventory Statement, including the fees and expenses of their auditors; provided, that Buyer shall reimburse Seller for $20,000 in respect of the Inventory count, which reimbursement may be reflected in the amounts paid at Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants, as of the date of this Agreement and as of the Closing Date, to Buyer as follows:

3.01                        Corporate Existence and Power.  Seller is a limited liability company duly organized and validly existing, under the laws of the state of Delaware, and has all power and all governmental licenses, governmental authorizations, governmental consents, and governmental approvals required to carry on the Business as now conducted and to own and operate the Purchased Assets as now owned and operated. Seller is qualified to do business in all states where the nature of its properties, operations, or business requires it to be qualified except such states where the failure to be so qualified would not have a Material Adverse Effect on Seller.

3.02                        Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within Seller’s powers and have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed by Seller and constitutes the legal, valid, and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and subject to general principles of equity.

3.03                        Consents.  There is set forth in Schedule 3.03 a list of each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification, or waiver Known by Seller to be required under Applicable Law to be obtained by Seller in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, to avoid the loss of any Permit, comply with Applicable Law, or otherwise.  Except for (i) the matters listed in Schedule 3.03 and (ii) any consent required under any Assigned Contract in connection with the execution of this Agreement or the consummation of the transactions contemplated (collectively, the “Required Consents”), the execution, delivery and performance by Seller of this Agreement requires no material action by, consent or approval of, or filing with any Person.

3.04                        No Conflicts.  The execution, delivery and performance by Seller of this Agreement does not and will not: (a) violate, contravene, or conflict with the organizational documents of Seller, true and correct copies of which have been delivered to the Buyer by Seller; (b) other than the Required Consents, to the Knowledge of Seller, contravene, or conflict with, or constitute a violation of any provision of any Applicable Law or any judgment, writ, order, decree, or award binding upon or applicable to Seller, the Business, or any of the Purchased Assets; (c) result in the creation or imposition of any Lien on any of the Purchased Assets, other than the Permitted Liens; or (d) other than the Required Consents, conflict with, result in the termination of any provisions of, constitute a default under, accelerate or increase any obligations arising under, require any consent under, result in the creation of any encumbrance upon any of the Purchased Assets pursuant to, or to the Knowledge of Seller, otherwise adversely affect, any lease, mortgage, deed of trust, indenture, license, or other agreement or instrument or any order, judgment, decree, statute, regulation, or any other restriction of any kind or character to which Seller are a party or by which Seller or any of its assets are bound.

3.05                        Selected Financial Information.

(a)                                 Attached as Schedule 3.05(a) are summaries of the sales, gross margins and inventory of the Business for the fiscal year ended September 30, 2013 and for the six (6) months ended March 31, 2014 (collectively, the “Selected Financial Information”).

(b)                                 The Selected Financial Information: (i) has been derived from the books and records of Seller in accordance with Seller’s normal accounting practices; (ii) except as set forth on Schedule 3.05(b), has been prepared in accordance with GAAP (other than the absence of notes and subject to normal year-end adjustments), consistently applied; and (iii) fairly present the sales, gross margin and inventory of the Business as of the dates and for the periods indicated.

(c)                                  Schedule 3.05(c) sets forth a general description of items customarily included in Seller’s cost of sales.

3.06                        Inventory.

(a)                                 Except as disclosed in Schedule 3.06, to the Knowledge of Seller all Inventory (i) consists of a quality and quantity usable and salable without discount in the ordinary course of business consistent with past practice, (ii) is not slow-moving, obsolete, or materially damaged, and (iii) is in compliance with all Applicable Laws and industry standards for each jurisdiction where the Inventory is stored or sold.  To the Knowledge of the Seller, no Inventory has been discontinued in the past 6 months. All Inventory is owned by the Seller free and clear of all Liens (other than Permitted Liens), and the quantities of Inventory are commercially reasonable and consistent with the past practice and ordinary course of the Business.

(b)                                 Except as disclosed on Schedule 3.06, no items of Inventory are held by Seller on consignment from other Persons.  All Inventory was acquired in the ordinary course of business. Schedule 3.06 sets forth a list of those products that are “one customer/one SKU” as of May 5, 2014.

(c)                                  Subject to the reserves included in the inventory amounts stated in the Selected Financial Information and except as set forth in Schedule 3.06, the inventories of the Business are stated thereon on an average cost basis, consistently applied.

3.07                        Absence of Certain Changes.  Except as set forth in Schedule 3.07, since March 31, 2014, the Business has been conducted in the ordinary course, and Seller has not, as pertains to the Business and the Purchased Assets:

(a)                                 except for normal increases in compensation and benefits based on periodic reviews of individuals and consistent with its past practices: (i) made any increase in the compensation or benefits payable or to become payable by it to any Employee; (ii) made any material amendment to its Benefit Plans; (iii) established any new Benefit Plans; or (iv) entered into any employment agreement or other contract or arrangement (whether written or oral) with respect to the performance of personal services for the Business;

(b)                                 made any investment of a capital nature in excess of $250,000 individually or $500,000 in the aggregate;

(c)                                  amended, terminated, or defaulted under any Assigned Contract;

(d)                                 sold, transferred, leased to others, granted or suffered Liens (other than Permitted Liens) against, or otherwise disposed of any of its material assets, except for Inventory sold in the ordinary course of business and items of obsolete equipment no longer used or useful in the Business;

(e)                                  received any written notice of termination of any Assigned Contract, which termination has had or could reasonably be expected to have a Material Adverse Effect;

(f)                                   suffered any damage, destruction, or loss (whether or not covered by insurance) which, in any one case or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(g)                                  encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns, or lock outs or, to Seller’s Knowledge, any significant deterioration in its relationships with its employees;

(h)                                 suffered any other change or event that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(i)                                     made any material change with respect to the Selected Financial Information in its accounting principles, methods, or practices or in the manner it keeps its books and records or in its current practices with regard to sales, receivables, payables, or accrued expenses;

(j)                                    entered into or amended any contract or other arrangement with respect to the Business between Seller and any of its officers, directors, stockholders, or Affiliates; or

(k)                                 entered into any agreement or made any commitment to take any of the types of actions described in or which would result in the consequences described in clauses (a)-(j).

3.08                        Properties; Leases; Tangible Assets.

(a)                                 Except as set forth on Schedule 3.08, (i) Seller has good and marketable title to or, in the case of leased properties or properties held under license, good and valid leasehold or license interests in, all of the Purchased Assets; and (ii) Seller holds title to each such property and asset free and clear of all Liens, other than Permitted Liens.

(b)                                 The Equipment: (i) is in good operating condition and repair, reasonable wear and tear excepted, consistent with age; (ii) is usable in the ordinary course of business; and (iii) conforms in all material respects to all Applicable Laws relating to its use and operation.

(c)                                  With respect to the leases for the Montreal Facility (the “Montreal Lease”), there exist no defaults by Seller or, to the Knowledge of Seller, any default or threatened default by any third party under the Montreal Lease. Seller has not received written notice of any cancellation or termination of the Montreal Lease and, to the Knowledge of Seller, there is no condition, event, or circumstance which, with notice or lapse of time or both, would permit termination, cancellation, modification, or acceleration under the Montreal Lease. Seller has the full right to exercise any renewal options contained in the Montreal Lease on the terms and conditions contained in the applicable lease. To the Knowledge of Seller, no Person has any option or other right to purchase all or any portion of the Montreal Facility (including any improvements thereon) or any interest therein.

(d)                                 The current use and operation of Montreal Facility are in compliance with all Applicable Laws and restrictions, and Seller has not received any written notice of non-compliance from any Governmental Authority with any Applicable Laws other than notices that have been resolved or withdrawn. Seller has obtained all licenses, permits, approvals, certificates and other authorizations required by Applicable Law for the use and occupancy of the Montreal Facility as such facilities are currently being utilized. To the Knowledge of the Seller, the Montreal Facility is not subject to any encumbrance, easement, right of way, building or use restriction, exception, variance, reservation, limitation or other Lien (other than a Permitted Lien) as might in any material respect interfere with or impair the present and continued use thereof in the conduct of the Business.  Except as set forth on Schedule 3.08, the utilities, access, and parking for the Montreal Facility are adequate for the current use and operation each such facility.  Except as set forth on Schedule 3.08, to the Knowledge of Seller, the roofing of and the mechanical, electrical, plumbing, HVAC and other systems servicing the Montreal Facility are in good working order and repair, ordinary wear and tear excepted, and to the Knowledge of Seller, there are no material defects in such systems.

3.09                        Title to the Purchased Assets.  Except as set forth in Schedule 3.09, upon consummation of the transactions contemplated by this Agreement, Seller will have sold, assigned, transferred, and conveyed to Buyer, free and clear of all Liens, other than the Permitted Liens, all of the Purchased Assets.

3.10                        Litigation.  Except as set forth in Schedule 3.10: (a) there are no Proceedings: (i) pending or, to the Knowledge of Seller, threatened, against or by Seller, any Affiliate of Seller, related to the Business, or any of the Purchased Assets; or (ii) which seek to enjoin or rescind the transactions contemplated by this Agreement; and (b) there are no existing orders, judgments, or decrees of any Governmental Authority naming Seller or any Affiliate of Seller as an affected party or otherwise affecting any of the Purchased Assets, or the performance by Seller or any Affiliate of Seller of the transactions contemplated by this Agreement and, to the Knowledge of Seller, there is not any basis for any such order, judgment, or decree. The term “Proceedings” means actions, suits, claims, hearings, arbitrations, proceedings (public or private), or governmental investigations that have been brought by or against any Governmental Authority or any other Person.

3.11                        Assigned Contracts.  Except as set forth on Schedule 3.11, as of the date of this Agreement, each of the Assigned Contracts, under which the Buyer is to acquire rights or obligations hereunder, is valid and enforceable in accordance with its terms; Seller is, and to the Knowledge of Seller, all other parties thereto are, in material compliance with the provisions thereof; neither Seller nor, to the Knowledge of Seller, any other party thereto, is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, except for actions or obligations as may be contemplated by this Agreement. Except for actions or obligations as may be contemplated by this Agreement, as of the date of this Agreement, no event has occurred which, with or without the giving of notice or lapse of time, or both, would, and the execution, delivery and performance of this Agreement, assuming all Required Consents are obtained on or prior to Closing, does not and will not, (a) constitute a material default under any Assigned Contract, (b) otherwise permit material modification, cancellation, acceleration or termination of, or require any payment under, any Assigned Contract, or (c) result in the creation of or right to obtain any Lien (other than a Permitted Lien) upon, or any Person obtaining any right to acquire, any assets or rights of the Purchased Assets.  Except as set forth in Schedule 3.11 there are no material unresolved disputes with respect to any Assigned Contract. To the Knowledge of Seller as of the date of this Agreement, no party to an Assigned Contract has provided written notice that such party seeks to modify, cancel or terminate an Assigned Contract, or to refuse to renew an Assigned Contract upon the expiration of the term thereof.

3.12                        Permits.  To the Knowledge of Seller, all material authorizations, certificates, consents, licenses, orders, permits, bonds, and other similar authorizations of Governmental Authorities currently held by Seller for the operation of the Purchased Assets as currently operated (the “Permits”).are valid and in full force and effect in accordance with its terms, and, assuming receipt of the Required Consents, none of the Permits will be terminated or become terminable or impaired as a result of the transactions contemplated by this Agreement.

3.13                        Compliance with Applicable Laws.

(a)                                 The Seller, the Business, and the Purchased Assets are and have within the past three years been in material compliance with all Applicable Laws, Permits, and all orders, writs, injunctions, or decrees of all Governmental Authorities related to the Business. Seller has not received within the past three years any written notice of any claimed violation of Applicable Laws from any Governmental Authority related to or in respect of the Purchased Assets or the Business.

(b)                                 Seller has acted in material compliance with any and all applicable export and re-export control Laws, applicable sanctions Laws of the United States, applicable import Laws of any applicable jurisdiction and all applicable anti-boycott Laws as they related to the Business.  Seller has not received written notice of violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”).  Seller has not taken any action related to the Business which would cause it to be in violation of the FCPA, or any Applicable Law related to the Business of similar effect in any jurisdiction to which Seller is subject.

3.14                        Employee Benefits.

(a)                                 Except as set forth in Schedule 3.14(a), there are no employment, consulting, severance pay, continuation pay, termination pay or indemnification agreements, agreements with commission agents, or other similar agreements of any nature whatsoever (collectively, “Employment Agreements”) between Seller and any Employee. Except as set forth in Schedule 3.14(a), there are no Employment Agreements to which Seller is a party under which the transactions contemplated by this Agreement: (i) will require any payment by Seller, Buyer, or any Affiliate of Buyer, or any consent or waiver from any stockholder, officer, director, employee or Affiliate of Seller, any of its Associates, or any consultant or agent of Seller; or (ii) will result in any change in the nature of any rights of any stockholder, officer, director, employee or Affiliate of Seller, any of its Associates, or any consultant or agent of Seller under any of the Employment Agreements.

(b)                                 There is set forth in Schedule 3.14(b) a list of all Benefit Plans of Seller, or under which or to which Seller contributes, or to which Seller has contributed or been required to contribute since April 1, 2011 and are still in existence, with respect to any Employee. Seller has made true and correct copies of all governing instruments and related agreements pertaining to such Benefit Plans available to Buyer, including, in the case of any Benefit Plan not set forth in writing, a written description of the Benefit Plan.

(c)                                  Seller and any of its ERISA Affiliates do not sponsor, or within the last three (3) years have sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Pension Benefit Plan with respect to any Employee.

(d)                                 Seller and any of its ERISA Affiliates do not sponsor, or have ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Multiemployer Plan or to a Multiple Employer Plan with respect to any Employee.

(e)                                  No Employee shall accrue or receive additional benefits, service, or accelerated rights to payments of benefits under any Benefit Plan or become entitled to severance, termination allowance, or similar payments as a direct result of the transactions contemplated by this Agreement.

(f)                                   The Benefit Plans have been operated and maintained in material compliance with all applicable laws and regulations including, but not limited to, the Internal Revenue Code of 1986, as amended, and ERISA. Any such Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, is so qualified. No Employee Benefit Plan has participated in, engaged in, or been a party to any nonexempt Prohibited Transaction. Seller and any of its ERISA Affiliates have not had asserted against them any claim for taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (1), with respect to any Employee Benefit Plan and, to the Knowledge of Seller, there is not a basis for any such claim. No officer, director, or employee of Seller has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan. Neither Seller nor any of its ERISA Affiliates is obligated to or has ever been obligated to provide any medical or life insurance benefits to any former or retired employee, other than such benefits as may be required under COBRA.

(g)                                  Other than routine claims for benefits, there is no claim pending or, to the Knowledge of Seller, threatened involving any Benefit Plan by any Person against such plan, Seller, or any of its ERISA Affiliates involving any Employee. There is no pending or, to the Knowledge of Seller, threatened proceeding involving any Employee Benefit Plan that relates to any Employee before the IRS, the United States Department of Labor, or any other Governmental Authority.

(h)                                 All Benefit Plans maintained by Seller or any of its Affiliates for Employees outside the United States have been operated and maintained in material compliance with Applicable Laws and Seller has no unfunded liabilities under any such plans.

3.15                        Labor and Employment Matters.  Except as set forth on Schedule 3.15:

(a)                                 No collective bargaining agreement exists that is binding on Seller that relates to any Employee, and no petition has been filed or proceedings instituted by any Employee or group including any Employee with any labor relations board seeking recognition of a bargaining representative.

(b)                                 Seller is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization with respect to any Employee, and there is no pending or, to the knowledge of the Seller, threatened, strike, lockout, work stoppage, union organizing effort, grievance or labor arbitration proceeding involving the Employees.  There are no labor organizations or other similar organizations representing or purporting to represent any Employees and there is no representation or claim or petition before the National Labor Relations Board or any other Governmental Authority relating to any Employees.  Seller is and has been in compliance in all material respects with all Applicable Laws pertaining to employment, termination of employment and employment practices to the extent they relate to Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, plant closures, layoffs, family and medical leave and other leaves of absence and unemployment insurance.

(c)                                  All Employees who are performing services (i) in the United States have provided documentation indicating that they have authorization to legally be able to work in the United States and (ii) in Canada have provided documentation indicating that they have authorization to legally be able to work in Canada.  All Employees who are or were classified by Seller or any of its Affiliates as “independent contractors” qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable.  Each Employee who is classified by the Seller as an exempt or non-exempt employee, is properly so classified for all purposes.

(d)                                 All compensation, including wages, commissions and bonuses due and payable to Employees for services performed on or prior to the date hereof have been paid in full or will be paid in accordance with Seller’s normal payroll practices, and there are no outstanding agreements, understandings or commitments of the Seller with respect to any Employee’s compensation, commissions or bonuses (except for commissions and annual bonus which are accrued in the ordinary course of business and are consistent with past practice).  Seller has properly withheld and paid all withholding taxes.

(e)                                  Schedule 3.15(e)(i) sets forth a list of all current employees, consultants, and commissioned representatives of Seller that Seller and Buyer have agreed are dedicated exclusively to the Business and are proposed to be transferred in connection with the Transaction (the “Employees”).  Schedule 3.15(e)(i) sets forth the position, work location, service date, compensation information, fringe benefits and whether there is a service or employment agreement on file with respect to each Employee.  The employment or services of all Employees may be terminated at any time with or without cause.  Except as set forth in Schedule 3.15, each Employee has executed a confidentiality and non-competition agreement in favor of Seller, in substantially the form provided to Buyer. To the Knowledge of Seller, none of the Employees is subject to any restrictions under contract or legal restrictions that might currently interfere with the use of his or her best efforts to promote the interests of the Business.  To the Knowledge of Seller, no Employee has entered into any contract that materially restricts or limits in any way the scope or type of work in which the Employee may currently be engaged or requires the Employee to transfer, assign, or disclose information concerning his or her work to anyone other than Seller.  No Employee has provided any written notice to Seller of his or her intent, or, to the Knowledge of Seller as of the date of this Agreement, has any intent, to terminate his or her employment, whether before or after Closing.

(f)                                   Except as set forth in Schedule 3.15, the Seller is not a party to any contract which restricts the Seller from relocating, closing or terminating any of its operations or facilities involving the Business or any portion thereof.  The Seller has not effectuated a “plant closing” or “mass layoff” (as defined in the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closing, relocations, mass layoffs and employment losses (the “WARN Act”)), in either case affecting any site of employment or facility involving the Business, except in accordance with the WARN Act.

3.16                        Intellectual Property.  Except as set forth in Schedule 3.16, there is no intellectual property used in or necessary for the operation of the Business as currently conducted by Seller.  Seller has not transferred ownership of or granted any license with respect to any intellectual property that is or was material to the Business to any other Person.  The operation of the Business and the ownership and use of the Purchased Assets do not infringe the intellectual property rights of any Person.  Seller has no obligation to defend or indemnify any third party in connection with known claims for intellectual property infringement with respect to the Business or the Purchased Assets.

3.17                        Advisory Fees.  There is no investment banker, broker, finder, or other intermediary or advisor that has been retained by or is authorized to act on behalf of Seller, who is entitled to any fee, commission, or reimbursement of expenses from Seller, Buyer, or any of their respective Affiliates or Associates upon consummation of the transactions contemplated by this Agreement or otherwise.

3.18                        Customers and Suppliers.

(a)                                 Except as set forth on Schedule 3.18(a), since October 1, 2013 and to the date of this Agreement, to the Knowledge of Seller no Material Customer or Material Supplier of Seller with respect to the Business has indicated an intention to discontinue or materially alter in an adverse manner its relationship with Seller.

(b)                                 There is set forth in Schedule 3.18(b) a list by name of the 20 largest customers and clients of Seller (each a “Material Customer”) and the 10 largest suppliers and subcontractors providing goods and services to Seller (each a “Material Supplier”), with respect to the Business, for the twelve (12) month period ended September 30, 2013 and the six (6) month period ending March 31, 2014, together with the approximate dollar amounts of goods or services provided to or by such Persons during each such period and a summary description of the goods or services provided.

(c)                                  Other than as set forth on Schedule 3.18(c), no Person (either individually or jointly with another Person) has bought from or sold to Seller, during any of the past two fiscal years, more than 5% of the total amount of all purchases or sales made by Seller with respect to the Business since such date.

(d)                                 Since October 1, 2013 through the date of this Agreement, Seller has not given any warranty in respect of goods or services of the Business supplied or agreed to be supplied by it, except for Seller’s standard warranties as set forth on Schedule 3.18(d), and other warranties that are not, in the aggregate, material to the Business.  Seller does not have a practice of providing extended warranties.

(e)                                  Schedule 3.18(e) sets forth a list of open claims and recently closed claims related to the Business for which the value of the claim exceeds the value of the product subject to the claim.

3.19                        Canadian Tax.  The Canadian Seller is (a) not a non-resident of Canada for purposes of the Income Tax Act (Canada); (b) the legal and beneficial owner of all of Seller’s and its Affiliates’ interests in real property situated in Canada; (c) a registrant for purposes of the tax imposed under Part XI of the Excise Tax Act (Canada); and (d) a registrant for purposes of the tax imposed under Part I of the Act respecting the Quebec Sales Tax.

3.20                        No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III (including the related portions of the Schedules referenced therein), neither the Seller nor other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated in this Agreement, Buyer hereby represents and warrants, as of the date of this Agreement, and as of the Closing Date, to Seller that:

4.01                        Organization and Existence.  Buyer is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Rhode Island and has all power to enter into this Agreement and consummate the transactions contemplated by this Agreement.

4.02                        Authorization.  The execution, delivery and performance by Buyer of this Agreement, and the consummation by Buyer of the transactions contemplated hereby are within the powers of Buyer and have been duly authorized by all necessary action on the part of Buyer. This Agreement constitutes the legal, valid, and binding agreement of Buyer, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and subject to general principles of equity.

4.03                        Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement requires no action by, consent or approval of, or filing with any Governmental Authority, other than any actions, consents, approvals, or filings otherwise expressly referred to in this Agreement.

4.04                        No Conflict.  The execution, delivery and performance by Buyer of this Agreement does not: (a) contravene or conflict with the organizational documents of Buyer, a true and correct copy of each of which has been delivered to Seller; (b) contravene or constitute a material default under any agreement to which Buyer is a party; or (c) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to the Buyer.

4.05                        Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the cash portion of the Purchase Consideration and consummate the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS OF SELLER AND BUYER

Seller hereby agrees that:

5.01                        Conduct of the Business.  From the date hereof and up to and including the Closing Date, except as contemplated or otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall carry on the Business in the ordinary course, in a manner consistent with past practices, shall maintain and service the Purchased Assets consistent with past practice and shall maintain good relationships with Employees and customers and suppliers of the Business.  In furtherance of and in addition to such restriction, Seller shall not: (a) incur any Liability which would be an Assumed Liability; (b) enter into, amend, modify, terminate (partially or completely), grant any waiver under, or give any consent with respect to any Assigned Contract or incur any Liability outside the ordinary course of business; (c) default under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a default under any term or provision of any Assigned Contract; (d) create any Lien on any of the Purchased Assets other than a Permitted Lien; (e) alter the salaries, benefits or other compensation payable to any Employee, (f) enter into any employment agreement or other contract or arrangement (whether written or oral) with respect to the performance of personal services for the Business, (g) make any investment of a capital nature in excess of $200,000 individually or $300,000 in the aggregate, (h) sell, lease, transfer or dispose of any of the Purchased Assets, other than sales of inventory in the ordinary course of business, (i) make any material change with respect to the Business, or (j) entered into any agreement or made any commitment to take any of the types of actions described in or which would result in the consequences described in clauses (a)-(i).

5.02                        Access to Information.  From the date hereof and up to and including the Closing Date, Seller shall permit Buyer and its representatives (including Buyer’s accountants, counsel, consultants, employees, agents and such other representatives as Buyer may designate from time to time), at Buyer’s sole cost and expense, upon reasonable advance notice and during normal business hours, reasonable access to the books and records of Seller relating to the Purchased Assets; provided, however, that no such access (or related activities or investigations) shall unreasonably interfere with the Seller’s normal operation of its businesses, and no environmental testing may be conducted without the Seller’s consent; provided, further, that all information received by Buyer or its representatives and given by or on behalf of the Seller in connection with this Agreement and the transactions contemplated under this Agreement will be held by Buyer and its Affiliates and representatives as confidential information pursuant to the terms of the Confidentiality Agreement.  The Seller shall cause its officers and employees to furnish to Buyer all documents, records, and information (and copies thereof) related to the Business as Buyer or its representatives may reasonably request.  Promptly following the date hereof, Seller shall provide Buyer a list of the addresses and persons to contact with respect to the Material Customers, Material Suppliers and counterparties to the Assigned Contracts.

5.03                        No Solicitation.  Seller shall not, directly or indirectly, and the Seller shall direct its representatives (including Seller’s accountants, counsel, consultants, employees, agents) not to (a) solicit, initiate or encourage any proposal or offer from any Person or enter into any agreement (each, an “Acquisition Proposal”) or accept any offer relating to any (i) purchase or sale of all or any material portion of the Business or the Purchased Assets, or (ii) similar transaction or business combination involving the Business or the Purchased Assets; or (b) furnish any information with respect to, assist or participate in any effort or attempt by any Person to do or seek to do any of the foregoing.  Seller shall promptly (and in any event within two Business Days after receipt thereof by Seller or its representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal.  Seller agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

5.04                        Cooperation.  Seller shall reasonably cooperate with Buyer in an effort to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable the effectuation of the transactions contemplated hereby, and shall otherwise use its commercially reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

5.05                        Confidentiality.

(a)                                 Following the Closing, each Party will, and will use its best efforts to cause its officers, directors, shareholders, employees, outside advisors, agents, Affiliates, and representatives to treat all data and other information of a confidential or proprietary nature pertaining to the other Party, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties (it being acknowledged and agreed that from and after the Closing, confidential and proprietary information relating to the Purchased Assets shall be the Buyer’s confidential and proprietary information); provided, however, that the foregoing shall not apply to: (i) information in the public domain or that becomes public through disclosure by any party other than the other Party, so long as such information is not made public by such other party in breach of a confidentiality obligation; (ii) information that may be required to be disclosed by Applicable Law, including applicable securities laws and regulations, and any disclosures required to be made in the financial statements of any Party or any of its Affiliates or in any offering or financing documentation; provided such Party promptly gives the other Party notice of any request or demand for such information upon receipt of such request or demand along with a copy of any written correspondence, pleading or other communication concerning the request or demand; or (iii) any information that is required to be disclosed by a Party in connection with the enforcement of this Agreement.  Each Party shall be responsible for the breach of any obligation of confidentiality under this Section 5.05 by any of its Affiliates or any of their respective officers, directors, shareholders, outside advisors, agents, Affiliates, and representatives.

(b)                                 Without limiting the foregoing, Buyer agrees that any Confidential Information of Seller related to its retained businesses that may be known by any of the Hired Employees will remain the Confidential Information of Seller, and that Seller will be a third party beneficiary under any confidentiality agreements between Seller and the Hired Employee that are assigned to Buyer as an Assigned Contract.

(c)                                  Buyer and Seller shall have agreed to a communication plan and procedure with respect to the employees, customers and suppliers and neither Buyer nor Seller shall make any other statement or announcement to the Employees regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (such consent shall not be unreasonably withheld, conditioned or delayed).

5.06                        Taxes.

(a)                                 All ad valorem Taxes, real property Taxes, personal property Taxes and similar Taxes attributable to the Purchased Assets (“Property Taxes”) applicable to any taxable period that begins on or before and ends after the Closing Date shall be prorated based on the number of days in such period that occur on or before the Closing Date, on the one hand, and the number of days in such period that occur after the Closing Date, on the other hand, the amount of such Property Taxes allocable to the portion of the period ending on (and including) the Closing Date being the responsibility of Seller and the remainder being the responsibility of Buyer.  Buyer shall send to Seller a statement that apportions each Property Tax pursuant to this Section 5.06(a) based upon the amount of Property Taxes actually invoiced and paid to the applicable Governmental Authority by Buyer.  Such statement shall be accompanied by proof of Buyer’s actual payment of such Property Taxes.  Within five (5) business days of receipt of each such statement and proof of payment, Seller shall reimburse Buyer for Seller’s allocated portion of such Property Taxes.  For purposes of this Section 5.06(a), the term “taxable period” means the period beginning on the assessment date for Property Taxes through the day before the next assessment date for such Property Taxes.

(b)                                 The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Purchased Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Seller and the Buyer agree to (i) retain all books and records with respect to Tax matters pertinent to the Purchased Assets relating to any taxable period beginning before the Closing Date and not destroy or otherwise dispose of any such records for a period of seven (7) years after the Closing Date and (ii) abide by all record retention agreements entered into with any Governmental Authority.

(c)                                  Seller shall provide such information and execute such documents regarding the Purchased Assets as reasonably requested by Buyer in connection with Buyer seeking an exemption from or reduction of any taxes imposed on the Purchased Assets.

5.07                        Covenants Not to Compete.  Seller will not, and shall not permit any of its Affiliates, either alone or in conjunction with any other Person, directly or indirectly:

(a)                                 for a period of five (5) years after the Closing Date, own, manage, operate, provide financing to, or join, control, or participate in the ownership, management, operation, or control of, or provision of financing to, any business wherever located (whether in corporate, proprietorship, or partnership form or otherwise), if such business sells any Composite Materials in the United States or Canada (“Competitive Activity”);

(b)                                 for a period of two (2) years after the Closing Date, engage, employ, solicit, or contact with a view to the engagement or employment by any Person, any Employee, except that a general solicitation which is not directed specifically to any Employee shall not be a breach of the foregoing nonsolicitation obligation; provided, that the foregoing restrictions shall not apply to any individual terminated by Buyer following the Closing Date beginning 180 days following the termination of such individual’s employment; or

(c)                                  for a period of five (5) years after the Closing Date, solicit or attempt to solicit any customer of the Seller or any of its Affiliates for the purchase of any Composite Materials in the United States or Canada;

provided, however, that it shall not be deemed to be a violation of this Section 5.07 for Seller or any of its Affiliates:

(i)                                     to invest in any Person which invests in, manages or operates a business that engages in a Competitive Activity, so long as Seller’s or its Affiliate’s investment is less than 15% of the outstanding ownership interest in such Person and Seller does not control or conduct such Person or Competitive Activity;

(ii)                                  to acquire any Person by merger or a purchase of shares or assets of a third party so long as (A) the annual operating income of such Person attributable to such Competitive Activity for the most recent fiscal year of such third party preceding the acquisition do not exceed 15% of the aggregate annual operating income during such period for all of the businesses or operations acquired from such third party and (B) the gross revenues of such Person attributable to such Competitive Activity for the most recent fiscal year of such third party preceding the acquisition or merger do not exceed $200 million; provided, however, that, in the case of this clause (ii), in the event of any such acquisition where the aggregate annual operating income related to the Competitive Activity exceeds 15% of such aggregate annual operating income or gross revenues exceed $200 million, Seller shall be required to divest as promptly as practicable, and in any event no later than 180 days following the closing of the subject transaction, the business engaged in the Competitive Activity at such price and on such terms as Seller deems commercially reasonable;

(iii)                               to own securities of any Person through any employee benefit plan;

(iv)                              to perform any Competitive Activity for the benefit of Buyer or any of its Affiliates, including the performance of any Competitive Activity required or contemplated by this Agreement or any Ancillary Agreement; or

(v)                                 to engage in any business that markets, packages, sells or distributes any of the Excluded Products;

And provided, further, notwithstanding anything to the contrary, the covenant in Section 5.07(a) and 5.07(c) shall not apply with respect to Seller and any “Unaffiliated Person” that acquires an interest in all or substantially all of the stock or assets of Seller or any of its Affiliates if, prior to such acquisition, such Unaffiliated Person was already materially engaged in a Competitive Activity.  For purposes of the foregoing, “Unaffiliated Person” means any Person other than Seller and its Affiliates and TPG Capital, L.P. or Affiliates of TPG Capital, L.P.

The Parties specifically acknowledge and agree that the remedy at law for any breach of the covenants contained in this Section will be inadequate and that Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 5.07 should ever be deemed to exceed the restrictions permitted by Applicable Laws, then the parties to this Agreement agree that such provisions shall be reformed to set forth the maximum restrictions permitted.

5.08                        Receivables.

(a)                                 The Pre-Closing Receivables shall be retained and collected by Seller.  Any payment with respect to any Pre-Closing Receivables received by Buyer or its Affiliates after the Closing Date shall be deemed to be made in trust for the benefit of Seller, and Buyer shall, within three (3) Business Days of its becoming aware of such receipt or as otherwise set forth in the Transition Services Agreements, pay to the Seller or its designee the full amount of such payment. Buyer shall use its reasonable best efforts to assist Seller in the collection of the Pre-Closing Receivables and shall retain the employees necessary to do so for a period of at least three (3) months following the Closing Date.

(b)                                 Any payment received by Seller after the Closing Date in respect of a receivable of the Business other than a Pre-Closing Receivable shall be deemed to be made in trust for the benefit of Buyer, and Seller shall, within three (3) Business Days of its becoming aware of such receipt or as otherwise set forth in the Transition Services Agreements, pay to the Buyer or its designee the full amount of such payment.

(c)                                  All payments received by the Buyer or Seller on a receivable of the Business shall be applied (i) first, to the invoice designated by the customer or if no invoice is designated, then to the invoice matching the dollar amount of the payment, and (ii) if neither of the above applies, to the payment of the receivables in order of the oldest date of invoice, except if the customer disputes such invoice.  Each Party shall pay to the other Party the amount of any payment received from a customer which is to be applied to a receivable retained or owned by the other Party in accordance with the provisions of this Section 5.08.

5.09                        Inquiries.  From and after the Closing, Seller will promptly refer all inquiries with respect to the Business (other than the conduct of the Business prior to the Closing Date) or the ownership of the Purchased Assets to Buyer.

5.10                        Discharge of Obligations.

(a)                                 From and after the Closing, Seller shall pay and discharge when due all obligations and liabilities incurred prior to the Closing Date in respect of the Purchased Assets and the Business (except for the Assumed Liabilities), and in furtherance of the foregoing shall discharge on a timely basis all such liabilities or obligations to employees, trade creditors, suppliers, and customers.

(b)                                 From and after the Closing, Buyer shall pay and discharge when due all obligations and liabilities incurred on or after to the Closing Date in respect of the Purchased Assets and the Business and the Assumed Liabilities, and in furtherance of the foregoing shall discharge on a timely basis all such liabilities or obligations to employees, trade creditors, suppliers, and customers.

5.11                        Canadian Tax Registrations and Certificates.  Prior to the Closing Date, Buyer shall have (a) registered (i) for the purposes of the tax imposed under Part IX of the Excise Tax Act (Canada), (ii) for the purposes of the tax imposed under Part I of the Act respecting the Quebec Sales Tax, (iii) to collect and remit provincial sales tax under the Provincial Sales Tax Act (British Columbia) and (iv) to collect and remit retail sales tax under the Retail Sales Tax Act (Manitoba) and (b) provided each of the registration numbers to Seller.  Prior to the Closing Date, Seller shall cause the Canadian Seller to (x) provide the Buyer with a certificate described in section 6 of the Retail Sales Tax Act (Ontario) and any similar certificates in respect of the sales tax liabilities of the Canadian Seller in any province in which the Canadian Seller carries on business, and (y) provide each of the registration numbers to Buyer.

ARTICLE VI

EMPLOYEE MATTERS

6.01                        Offers of Employment.  On or before the Closing Date Buyer shall offer employment to each Employee who is listed on Schedule 3.15(e)(i) on Substantially Comparable Employment Terms (as defined below), and such offers shall be effective as of the Closing Date, except that with respect to Employees who remain employees of Seller pursuant to the Transition Services Agreements, such offer will be effective as of the termination of the applicable transition services.  Seller shall use its commercially reasonable efforts to assist Buyer in employing as new employees of the Buyer, all persons to whom the Buyer has offered employment pursuant to this Section 6.01.  Any Employee who accepts Buyer’s offer of employment and actually commences employment with Buyer (the “Hired Employees”) shall be deemed an employee of Buyer as of the date the Hired Employee commences employment with the Buyer (the “Hire Date”).  Nothing in this Agreement shall impose an obligation on the Buyer to offer employment to any Employee who is not listed on Schedule 3.15(e)(i).  Buyer shall not have any Liability with respect to any Employee who declines Buyer’s offer of employment; provided, however, if Buyer fails to offer any Employee employment on Substantially Comparable Employment Terms, Buyer shall be fully liable for such Employee’s severance and other costs incurred by Seller with respect to such Employee’s termination of employment with Seller.

6.02                        Salary, Bonus and Benefits of Hired Employees.  During the period commencing on the Closing Date and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the Hired Employee’s termination of employment with Buyer or an Affiliate of Buyer), Buyer shall, or shall cause an Affiliate of Buyer to, provide each Hired Employee with: (i) base salary or hourly wages and incentive bonus opportunities which are no less than the base salary or hourly wages and incentive bonus opportunity provided by Seller to such Hired Employee and as disclosed on Schedules 3.15(e)(i) and 3.14(b); (ii) other variable pay, service credit, vacation, incentive or bonus opportunities under plans, programs and arrangements that are substantially comparable in the aggregate to those provided by Seller and as disclosed on Schedule 3.15(e)(i); (iii) positions that have comparable responsibilities to such Hired Employee’s position with Seller and as disclosed on Schedule 3.15(e)(i); (iv) health and welfare benefits, including retirement benefits, that are substantially comparable to those provided to the Hired Employees by Seller and as disclosed on Schedules 3.15(e)(i) and 3.14(b), and (v) a location of employment that is less than 50 miles from such Employee’s location of employment with Seller as disclosed on Schedule 3.15(e)(i) (collectively for each Employee, “Substantially Comparable Employment Terms”).

6.03                        Severance for Hired Employees.  Buyer covenants that, for a period of not less than twelve (12) months after the Closing Date, Buyer shall offer severance benefits for Hired Employees which are comparable to those under Seller’s severance guidelines and as disclosed on Schedule 6.03 to any Hired Employee whose employment is terminated by Buyer without cause within twelve (12) months after the Closing Date where such severance benefits will take into account the Hired Employees’ service with Seller prior to the Closing Date in determining the amount of severance owed. In addition, with respect to any Hired Employee whose employment is terminated by Buyer without cause prior to September 30, 2014, such terminated employee shall be entitled to, at Buyer’s expense, a pro rata portion of such employee’s incentive bonus for the fiscal year ending September 30, 2014 (to the extent not previously paid and with such pro rata portion being calculated from the Closing Date to the date of termination).  Buyer shall indemnify Seller and hold Seller harmless from any severance or other costs related to Buyer’s termination of employment of any Hired Employee or employees who did not receive Substantially Comparable Employment Terms, and Buyer shall, within five (5) Business Days of Seller’s written request, reimburse Seller for such costs and expenses.

6.04                        Pre-Closing Liabilities.

(a)                                 Any and all Liabilities relating to or arising out of the employment, or cessation of employment, of any Employees on or prior to the Closing Date, including but not limited to wages earned through the Closing Date, benefits accrued under any Benefit Plan, severance and other remuneration, and any Liability relating to or arising out of any contract, or cessation of such contract, between Seller and any Employees prior to or on the Closing Date, shall be the sole responsibility of Seller.

(b)                                 Effective as of the Closing, the Hired Employees shall cease active participation in the Benefit Plans. Seller shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Employees prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates.  Upon request, Seller shall provide Buyer with sufficient information regarding Seller’s insurance policies to enable Employees to make claims under such policies for benefits incurred prior to the Closing Date.

(c)                                  Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee who accepts an employment offer by Buyer that is consistent with the requirements of Section 6.02, including for purposes of any Benefit Plan that provides for separation, termination or severance benefits, and that each such Employee will have continuous employment immediately before and immediately after the Closing.

6.05                        COBRA.  Seller shall offer continuation coverage pursuant to COBRA to all individuals who are “M&A qualified beneficiaries” (as such term is defined in Q&A 4 of Treas. Reg. section 54.4980B-9) as a result of the transaction contemplated by this Agreement and shall continue offering such coverage to such individuals for as long as such individuals are eligible to receive, and elect to receive, COBRA coverage.  Buyer shall provide the benefits, if any, required after the Closing Date pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA for any Hired Employee with respect to whom a qualifying event under Code Section 4980B occurs after the Closing Date.

6.06                        No Third-Party Beneficiaries.  No provision of this Agreement shall create any third party beneficiary rights in any Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Hired Employee by Buyer or under any benefit plan which Buyer or its Affiliates may maintain.

ARTICLE VII

COVENANTS OF ALL PARTIES

7.01                        Further Assurances.  Seller, from time to time after the Closing, at Buyer’s request, will sign and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute (or cause the execution by third parties of) such other documents, certifications, consents, and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Purchased Assets, or to better enable Buyer to complete, perform, or discharge any of the Assumed Liabilities. Each of the parties to this Agreement will cooperate with the others and execute to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party to this Agreement as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

7.02                        Public Announcements.  The parties to this Agreement agree not to issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby (including, without limitation, with respect to the consideration for the Purchased Assets to be paid by Buyer to Seller pursuant to this Agreement), except as may be required by Applicable Law, including applicable securities laws, and except for disclosures required to be made in the financial statements of any party or any of its Affiliates or in any offering or financing documentation, without the prior written consent of the other parties to this Agreement. The parties may, on a confidential basis, advise and release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates or any of their agents, accountants, attorneys, and prospective lenders or investors in connection with or related to the transactions contemplated by this Agreement, including, without limitation, the financing of such transactions. Seller may notify its employees of the transactions contemplated under this Agreement only after consulting with Buyer regarding the notification.

7.03                        Maintenance of Books and Records.  Buyer and Seller shall for such periods as may be required by law, preserve all records possessed or to be possessed by such party relating to any of the Purchased Assets or the Business, including without limitation all records relating to Taxes and employment records, with respect to the period prior to the Closing Date (the “Records”). After the Closing Date, each Party shall provide the other Party with access, upon reasonable prior written request during regular business hours, to the Records possessed by such Party, and the other Party, its employees, and representatives and its representatives shall have the right to make copies of such Records; provided, however, that the foregoing right to access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such Party.

ARTICLE VIII

CONDITIONS TO CLOSING

8.01                        Conditions Precedent to Seller’s Obligation.  The obligation of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) of each of the following conditions precedent.

(a)                                 Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall be true and correct on the date hereof (except to the extent such representations and warranties speak as of an earlier date), and shall also be true and correct, in all material respects (except for representations and warranties which are qualified by materiality or words of similar import, which shall be true and correct in all respects), on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date; and the President or CEO of Buyer shall have delivered a certificate to Seller to the effect of the foregoing.

(b)                                 Agreements, Conditions and Covenants.  Buyer shall have performed or complied with, in all material respects, all agreements, conditions, and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date; and the President or CEO of Buyer shall have delivered a certificate to Seller to the effect of the foregoing.

(c)                                  Legality.  On the Closing Date there shall exist no Applicable Law or Order which prohibits the consummation of the transactions contemplated by this Agreement or otherwise makes the consummation of the transactions illegal.

(d)                                 Closing Deliveries.  All deliveries required to be made to Seller at Closing pursuant to Section 2.07(b) shall have been made.

8.02                        Conditions Precedent to Buyer’s Obligation.  The obligation of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) of each of the following conditions precedent.

(a)                                 Representations and Warranties.  The representations and warranties of Seller contained in Sections 3.01 and 3.02 of this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except to the extent the failure of one or more of such representations and warranties to be true and correct on and as of the Closing

Date (without regard to any materiality or Material Adverse Effect qualifications contained therein) would not have a Material Adverse Effect; and the President or a Vice President of Seller shall have delivered a certificate to Buyer to the effect of the foregoing.

(b)                                 Agreements, Conditions and Covenants.  Seller shall have performed or complied with, in all material respects, all agreements, conditions, and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date; and the President or a Vice President of Seller shall have delivered a certificate to Buyer to the effect of the foregoing.

(c)                                  Legality.  On the Closing Date there shall exist no Applicable Law or Order which prohibits the consummation of the transactions contemplated by this Agreement or otherwise makes the consummation of the transactions illegal.

(d)                                 Closing Deliveries.  All deliveries required to be made to Buyer at Closing pursuant to Section 2.07(c) shall have been made.

8.03                        Frustration of Closing Conditions.  Neither Seller nor Buyer may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE IX

INDEMNIFICATION

9.01                        Indemnification By Seller.  (a) General. Subject to the limitation set forth in subsection (b) below, Seller shall indemnify Buyer and its respective successors and assigns (if any), and their respective officers, directors, employees, shareholders, agents, and Affiliates (collectively, the “Buyer Indemnified Parties”) for any claims, liability, obligations, deficiencies, loss, damage or expense (including, but not limited to, reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder), whether or not resulting from third party claims (collectively, “Losses”), suffered by any Buyer Indemnified Party and resulting from, arising out of, or incurred with respect to:

(i)                                     any misrepresentation in or breach of any of the representations or warranties made by Seller in this Agreement, or in any Schedule, document, certificate or affidavit delivered by Seller pursuant to the provisions of this Agreement;

(ii)                                  the breach of any covenant or agreement made by the Seller in this Agreement; and

(iii)                               any of the Excluded Assets or the Retained Liabilities (including without limitation any Environmental Liability of Seller or liability for Seller Taxes).

(b)                                 Limitations.  Notwithstanding any other provision of this Agreement to the contrary:

(i)                                     Seller shall not be liable to the Buyer Indemnified Parties for any Losses of the type identified in Section 9.01(a)(i) incurred by the Buyer Indemnified Parties unless the aggregate amount of those Losses exceeds in the aggregate $200,000; provided, however, that when the aggregate amount of all such Losses reaches a total of $200,000, Seller shall be liable for all Losses from the first dollar; and

(ii)                                  The total liability of the Seller for any Losses of the type identified in Section 9.01(a)(i) incurred by the Buyer Indemnified Parties shall not exceed the aggregate amount of $6,000,000.

The limitations contained in this subsection (b) shall not apply to or limit Seller’s liability hereunder arising out of or relating to (i) any of the Excluded Assets or the Retained Liabilities, (ii) any Purchase Price Adjustments, (iii) the breach of any covenant or agreement by Seller, or (iv) representations or warranties made with willful intent to defraud or mislead.

9.02                        Indemnification by Buyer.  Buyer shall indemnify Seller and its respective successors and assigns (if any), and their respective officers, directors, employees, shareholders, agents, and Affiliates (collectively the “Seller Indemnified Parties”) for any Losses suffered by the Seller Indemnified Parties resulting from, arising out of, or incurred with respect to:

(a)                                 any misrepresentation in or breach of any of the representations, warranties, covenants or agreements made by the Buyer in this Agreement, or in any Schedule, document, certificate or affidavit delivered at Closing by the Buyer pursuant to the provisions of this Agreement;

(b)                                 any of the Assumed Liabilities; and

(c)                                  the conduct by Buyer of the Business and the use or ownership of the Purchased Assets on or after the Closing.

9.03                        Indemnification Procedures.

(a)                                 Consequential Damages.  An indemnifying party shall not be liable to an indemnified party for Losses in the nature of incidental, consequential, punitive or exemplary damages unless such Losses are included in a final judgment or arbitration award entered into against the indemnified party or as part of a settlement approved by the indemnifying party in connection with (i) a third party claim or (ii) a claim made against the indemnifying party in which it is determined that the indemnifying party acted with intent to defraud or mislead.

(b)                                 Notice.  An indemnified party shall assert any right to indemnification by furnishing to the indemnifying party a written notice and list of charges detailed by item and showing the nature of any breach of any representation, warranty, or covenant, the date of payment or assertion of a claim, a summary of settlement or litigation procedures, and the amount of the loss, cost, or expense. If the indemnified party’s right to indemnification is based upon a claim of a third party, the indemnified party shall give notice to the indemnifying party within 60 days after indemnified party receives notice of the claim; and the indemnifying party shall have the right to contest and settle any claim by a third party, but all expenses, costs, and payments of the contest and settlement shall be borne by the indemnifying party. The giving of notice by an indemnified party of one or more claims shall not preclude it from giving subsequent notices of other claims, whether arising before or after the claims of which prior notice has been given.

(c)                                  Arbitration.  If any claim by indemnified party for indemnification against an indemnifying party is not settled within sixty (60) days after notice of the claim is given to the indemnifying party, the claim shall be submitted to arbitration in the manner provided in Section 9.04.

(d)                                 Cut Off for Claims.  All warranties and representations contained in this Agreement and the related indemnification obligations of the Seller and Buyer with respect to the representations and warranties contained in this Agreement shall survive the Closing Date for a period of eighteen (18) months from the Closing Date; provided however, that unless otherwise stated, the post Closing agreements and covenants contained in this Agreement, including without limitation the Parties’ indemnification obligations with respect to the Assumed Liabilities and the Retained Liabilities, shall survive and continue until all obligations set forth therein shall have been performed and satisfied. Notwithstanding the foregoing, all representations and warranties and related indemnity obligations of the Seller related to environmental issues shall survive for a period of seven (7) years from the Closing Date. No claims for indemnification may be made by an indemnified party hereunder unless (i) the matter giving rise to the claim for indemnification occurs before the expiration of the applicable survival period, and (ii) written notice of the matter giving rise to the claim for indemnification has been provided to the indemnifying party within thirty (30) days after the expiration of the applicable survival period.

(e)                                  Remedy.

(i)                                     Other than as set forth in Section 9.03(e)(ii), the indemnification provisions of this Article IX shall be the exclusive remedy available to any indemnified party against any indemnifying party for any damages arising directly or indirectly from any misrepresentation, breach of any warranty or nonperformance or breach of any covenant, obligation or agreement pursuant to this Agreement, other than any misrepresentation, breach of any warranty or nonperformance or breach of any covenant, obligation or agreement made with willful intent to defraud or mislead.

(ii)                                  Nothing in this Article IX shall be construed to limit the equitable remedies of specific performance or injunctive relief of any party hereto in respect of any breach by any other party of any covenant or other agreement of such other party contained in or made pursuant to this Agreement.

(f)                                   No Double Recovery.  For the avoidance of doubt, to the extent that there is any breach of any of the representations or warranties relating to Inventory that is compensated by the Purchase Price Adjustment, Buyer has no claims for breach of such representations or warranties.

9.04                        Arbitration.  Except as provided in Section 2.11, any controversy or claim arising out of or relating to this Agreement or any alleged breach of this Agreement shall be settled by arbitration in Houston, Texas in accordance with the rules of the American Arbitration Association then in force, except that a written opinion of the arbitrators must be delivered to the parties notwithstanding any rules to the contrary. Three arbitrators shall be selected to settle the controversy or claim, with Buyer nominating one arbitrator, Seller nominating the second arbitrator, and the first and second arbitrators jointly nominating the third arbitrator. The arbitrators shall be persons experienced in negotiating and in making and consummating corporate acquisition agreements. A judgment upon the award entered by the majority of the arbitrators shall be entered in any court having jurisdiction thereof.  The successful or prevailing party shall be entitled to recover reasonable attorney’s fees and other costs incurred in any arbitration or court proceeding. No provision of or the exercise of any rights under this Section 9.04 shall limit the right of any party to seek and obtain provisional or ancillary remedies (such as injunctive relief, attachment, or the appointment of a receiver) from any court having jurisdiction before, during, or after the pendency of an arbitration proceeding under this Section. The institution and maintenance of any such action or proceeding shall not constitute a waiver of the right of any party (including the party taking the action or instituting the proceeding) to submit a dispute, controversy, or claim to arbitration under this Section.

ARTICLE X

TERMINATION

10.01                 Grounds for Termination.  This Agreement may be terminated at any time before the Closing:

(a)                                 by mutual written consent of Seller and Buyer;

(b)                                 by either Seller or Buyer if:

(i)                                     the Closing shall not have occurred on or before August 1, 2014 (the “Termination Date”); provided, that the Termination Date shall be extended to October 1, 2014 to the extent that the failure of the Closing to occur by August 1, 2014 resulted solely from either (A) a temporary Order that could reasonably be expected to be lifted by October 1, 2014 or (B) a failure to obtain any required consent of a Governmental Authority to the transactions contemplated hereby that could reasonably expected to be obtained by October 1, 2014; provided further, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(ii)                                  if a Governmental Authority shall have issued an Order (which Order the Parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins, or otherwise prohibits consummation of the transactions contemplated hereby, and such Order shall have become final and nonappealable;

(c)                                  by Seller upon a material breach by Buyer of any of its representations, warranties or covenants under this Agreement, which breach would result in the failure of one or more of the conditions set forth in Section 8.01 hereof and such breach shall be incapable of being cured by the Termination Date or, if capable of being cured by the Termination Date has not been cured within ten (10) Business Days after notice thereof has been provided to Buyer; provided, however, that there shall be no right to terminate if Seller is in material breach of its representations and warranties under this Agreement or has failed in any material respect to perform its obligations under this Agreement; and

(d)                                 by Buyer upon a material breach by Seller of any of its representations, warranties under Sections 3.01 or 3.02 or any covenants under this Agreement, which breach would result in the failure of one or more of the conditions set forth in Section 8.02 hereof and such breach shall be incapable of being cured by the Termination Date or, if capable of being cured by the Termination Date has not been cured within ten (10) Business Days after notice thereof has been provided to Seller; provided, however, that there shall be no right to terminate if the Buyer is in material breach of its representations and warranties under this Agreement or has failed in any material respect to perform its obligations under this Agreement.

10.02                 Effect of Termination.  In the event of the termination hereof as expressly permitted under Section 10.01, this Agreement shall forthwith become void and have no effect (except for this Section 10.02) and there shall be no liability or responsibility in respect of this Agreement on the part of any of Buyer or Seller or their respective officers, directors, shareholders, employees, or Affiliates.  Notwithstanding the foregoing, if such termination is due to the knowing material breach of any covenant or agreement contained herein by either party, then such party shall be liable to the other party hereto for all costs and expenses (including reasonable attorneys’ fees and expenses) actually incurred by such other party in connection with this Agreement and the transactions contemplated hereby.

ARTICLE XI

MISCELLANEOUS

11.01                 Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (a) if personally delivered, when so delivered; (b) if mailed, two (2) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (c) if given by telecopier, once such notice or other communication is transmitted to the telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that a copy of such notice or other communication is promptly thereafter mailed or sent in accordance with the provisions of clause (b) or (d) hereof; or (d) if sent through an overnight delivery service in circumstances in which such service guarantees next day delivery, the day following being so sent:

If to Seller:	Nexeo Solutions, LLC 3 Waterway Square Place; Suite 1000 The Woodlands, TX 77380 Attn: Michael B. Farnell, Jr. Telecopier No. (281) 500-2348

with a copy to:	Vinson & Elkins LLP
1001 Fannin, Suite 2500
Houston, Texas 77002
Attn: Edward T. Stockbridge
Telecopier No.: (713) 615-5576

If to Buyer:	Composites One LLC
85 West Algonquin Road
Suite 600
Arlington Heights, Illinois 60005
Attention: Steve Dehmlow
Telecopier No.: (847) 437 6060

with copies to:	Morgan Lewis & Bockius LLP
77 West Wacker Drive
5th floor
Chicago, Illinois 60661 2511
Attention: Elizabeth S. Perdue
Telecopier No.: (312) 324 1001

Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

11.02                 Amendments: No Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by a party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

11.03                 Expenses.  Each party shall bear its own costs and expenses incurred in connection with this Agreement and in closing and carrying out the transactions contemplated hereby.

11.04                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other party.

11.05                 Governing Law.  This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of Texas.

11.06                 Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

11.07                 Entire Agreement.  This Agreement (including the Schedules and Exhibits referred to herein which are hereby incorporated by reference and the other agreements executed pursuant to this Agreement) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

11.08                 Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

11.09                 Severability.  If any provision of this Agreement, or the application thereof to any Person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places, and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

11.10                 Construction.  The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

11.11                 Third Party Beneficiaries.  No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Buyer or employee or former employee of Seller or any Affiliate of any of the foregoing (including any beneficiary or dependent thereof).

11.12                 Survival of Provisions.  The provisions of this Article XI shall survive the termination or expiration of this Agreement.

[The remainder of this page was left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLER:

Nexeo Solutions, LLC

By:	/s/ David A. Bradley

Name:	David A. Bradley

Title:	President and Chief Executive Officer

BUYER:

Composites One LLC

By:	/s/ Steven L. Dehmlow

Name:	Steven L. Dehmlow

Title:	CEO

[Signature Page to Asset Purchase Agreement]

Exhibit A

FORM OF ASSUMPTION AGREEMENT

This ASSUMPTION AGREEMENT (this “Agreement”), is made and entered into as of the            day                , 2014, by and between Composites One LLC, a Rhode Island limited liability company (“Buyer”), and Nexeo Solutions, LLC, a Delaware limited liability company (“Seller”).

WHEREAS, Buyer and Seller have entered into that certain Asset Purchase Agreement dated as of June 6, 2014 (the “Purchase Agreement”), pursuant to which Buyer has agreed to assume from the Seller the Assumed Liabilities (as defined in the Purchase Agreement).

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1. All capitalized terms used but not defined herein shall have the meaning given to them in the Purchase Agreement.

2. Pursuant to the Purchase Agreement, Seller hereby transfers and assigns, and Buyer hereby accepts, the transfer and assignment of, the Assumed Liabilities, and Buyer hereby expressly accepts and assumes the Assumed Liabilities, and undertakes and agrees to pay, perform and otherwise discharge when due, in accordance with the terms of the Purchase Agreement, the Assumed Liabilities.

3. The assignment by Seller and the assumption by Buyer of the Assumed Liabilities shall be effective as of the date hereof.

4. This Agreement is executed and delivered pursuant to the Purchase Agreement, and shall be subject to the terms and conditions of, and interpreted in accordance with, the Purchase Agreement. To the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of the Purchase Agreement, the Purchase Agreement shall govern and control.

5. No Persons other than Seller and Buyer and their respective successors and permitted assigns shall have any rights hereunder.

6. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of Texas.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other party.

1

7. This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

[The remainder of this page left intentionally blank; signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:

Nexeo Solutions, LLC

By:

Name:

Title:

BUYER:

Composites One LLC

By:

Name:

Title:

[Signature Page to Assumption Agreement]

Exhibit B

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

NEXEO SOLUTIONS, LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

AND

COMPOSITES ONE LLC

(A RHODE ISLAND LIMITED LIABILITY COMPANY)

JULY [•], 2014

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Schedules

Schedule A — Transition Services

Schedule B — Equipment

Schedule C — Equipment Terms

Schedule D — List of Facilities

Schedule E — Warehousing Services Agreement

Schedule F — Reverse Transition Services Employees

Schedule G — Reimbursable Out of Pocket Expenses

Schedule H — Loaned Employees

Schedule I — Loaned Employee Agreement

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TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is made as of July [•], 2014, by and between Nexeo Solutions, LLC, a Delaware limited liability company (the “Seller”), and Composites One LLC, a Rhode Island limited liability company (the “Purchaser”).  Capitalized terms used but not defined in this Agreement have the meanings set forth in that certain Asset Purchase Agreement dated as of June 6, 2014 by and between the Seller and the Purchaser (the “Purchase Agreement”).  The Seller and the Purchaser are sometimes jointly referred to herein as “Parties” and, individually, as a “Party.”

PRELIMINARY STATEMENTS

A.            Pursuant to the terms of the Purchase Agreement, the Seller has agreed to sell certain tangible and intangible assets as described in the Purchase Agreement.

B.            Each Party desires to provide the other Party with certain transition services with respect to the operation of their respective businesses (such businesses of Seller, the “Retained Business” and such business of Purchaser, the “Purchased Business”) following the Closing as more fully set out in this Agreement.

C.            Sections 2.07(b)(v) and 2.07(c)(iv) of the Purchase Agreement require the execution and delivery of this Agreement in connection with the closing of the transactions contemplated thereby.

AGREEMENT

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
PROVISION OF SERVICES

Section 1.1            Transition Services.  Following the Closing, and as otherwise set forth herein, the Parties are in temporary need of certain transition services in order to operate their respective businesses. From the Closing Date until the earliest of (a) [90 days after closing, e.g., September 30, 2014 if closing occurs on July 1, 2014, or October 30, 2014 if closing occurs on August 1,], (b) such earlier date on which Recipient notifies Supplier of termination pursuant to Section 1.3, or (c) such earlier or later date as may be agreed to in writing by the Parties (the “Transition Services Period”), the Parties shall provide, either itself or through one of its Affiliates or a third party, (such providing Party, the “Supplier”) to the other Party or its relevant Affiliate (the “Recipient”), upon the terms and subject to the conditions hereof, the services more particularly described in Schedule A with respect to the Retained Business, in the case of Seller, and the Purchased Business, in the case of Purchaser (collectively, the “Transition Services”). Notwithstanding anything in this Agreement to the contrary, the Transition Services to be performed by Seller for and in behalf of Purchaser are expressly limited to services that Seller provided to the Purchased Business during the 12-months prior to the effective date of this Agreement.

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Section 1.2            Additional Terms. In connection with the Transition Services set forth in Schedule A, certain additional terms will apply as follows:

(a)           Equipment.  Purchaser shall provide to Seller the equipment listed in Schedule B (the “Equipment”) for Seller’s use in performing the thru-plant services described in Schedule A and pursuant to the terms and conditions set forth in Schedule C.

(b)           Thru-plant Services. The thru-plant services described in Schedule A shall be performed with respect to the facilities listed in Schedule D (each individually a, “Facility” and collectively the “Facilities”).

(c)           Warehousing Services.  Upon expiration or earlier termination of this Agreement or the thru-plant services with respect to each Facility, the terms of the warehousing services agreement executed on a date even herewith and set forth in Schedule E (the “Warehousing Agreement”) shall govern and control the warehousing service with respect to any such Facilities at which Recipient has any product inventories.  In the event that Purchaser does not wish to continue warehousing services at any facility, it shall remove all inventories and equipment at that location prior to the end of the thru-plant services hereunder.

(d)           Office Facility Services. In accordance with the Transition Services described in Schedule A, Supplier shall provide certain office facility services. Recipient shall only permit its authorized representatives, contractors, invitees or licensees to use the office facilities except as otherwise permitted by the Supplier in writing.  The Recipient shall, and shall cause its respective Affiliates, representatives, contractors, invitees or licensees to vacate each office facility at or prior to the expiration or earlier termination of the applicable office facility service and shall deliver to the Supplier or its relevant Affiliate the office facility in the same repair and condition as on the date hereof, ordinary wear and tear excepted. In addition to the access rights provided to the Recipient, the Recipient acknowledges that the Supplier or its Affiliates, or the landlord in respect of any third party lease, shall have reasonable access to the office facilities from time to time as reasonably necessary for the security and maintenance thereof in accordance with past practice and the terms of any third party lease agreement, if applicable.

(e)           Seconded Canadian Employees.  The employees listed in Schedule H shall be subject to the terms of the Loaned Employee Agreement attached hereto as Schedule I.  To the extent of any conflict between this Agreement and the Loaned Employee Agreement with respect to the employees covered thereby, the terms of the Loaned Employee Agreement shall control.

(f)            Elkhart Employees.  Purchaser shall be solely responsible for, and shall reimburse Seller for, any and all of Seller’s out of pocket expenses incurred with respect to any employee working at the Elkhart facility and designated as an “Employee” under the Purchase Agreement, other than the compensation, benefits, employment taxes, and premiums for insurance related to employee insurance for such employee.  For clarity, such expenses would include, for example, any expenses incurred by Seller for deductibles under applicable insurance policies for any injury to such employee which occurs after the Effective Date.

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Section 1.3            Additional Services.  If the Purchaser identifies any transitional services (a) are reasonably necessary to operate the Purchased Business, and (b) were provided by the Seller to the Purchased Business prior to the Closing Date, upon request by Purchaser, Seller shall provide such additional services to Purchaser on pricing that is is consistent with the pricing methodologies reflected on Schedule A for the initial Transition Services.

Section 1.4            Early Termination of Services by Recipient.  Subject to any limitations set forth in Schedule A, with respect to any Transition Service (or any portion thereof) that the Recipient no longer requires the Supplier to perform, the Recipient shall promptly notify the Supplier in writing that such Transition Service (or any portion thereof) is no longer required, and from and after thirty (30) days of the receipt by the Supplier of such notice (or such earlier date as the Parties may mutually agree), such Transition Service (or any portion thereof) shall no longer be required under this Agreement, and Supplier shall have no further obligations to provide such Transition Services.

Section 1.5            Planned Cutover of the Services.  The Recipient understands that the Transition Services provided hereunder are transitional in nature and are furnished by the Supplier in connection with the transition of the Business to Purchaser.  The Purchaser understands that it shall be responsible for planning and preparing the transition to its own internal organization or other third party service provider of the provisions of each of the Transition Services (such transition, the “Cutover”).  The Purchaser shall use commercially reasonable efforts to transition each Transition Service to its own internal organization as promptly as practicable following the date of this Agreement. Within 30 days of the date of this Agreement, Purchaser shall discuss with Seller the Cutover plan and provide Seller with the initial development for the Cutover plan. Seller and Purchaser shall use commercially reasonable efforts to effect the Cutover and to cause any third party providers to reasonably cooperate in the timely implementation of the Cutover plan.

Section 1.6            Level of Transition Services.  Supplier will perform, or cause to be performed, the Transition Services in the manner and at a relative level of service (including type, quality, level of priority and amount) substantially similar to that provided to the Retained Business or the Purchased Business, as the case may be, immediately prior to the execution of the Purchase Agreement.  The Parties acknowledge that Recipient shall be responsible for preparing its own books and records (including financial statements) relating to the Business during the Transition Services Period.

Section 1.7            Limitation on Services.

(a)           Supplier will obtain any required third party consents required to provide the Transition Services to Recipient, and the cost of such third party consents have been reflected in the Service Fee for the applicable Transition Service.

(b)           Supplier, in its reasonable discretion, shall select a sufficient number of personnel with appropriate background and experience to provide the level of Transition Services required to be provided hereunder.  In no event shall Supplier be required to hire additional individuals or to retain any specific individual in its employ to provide the Transition Services hereunder.  Recipient understands that, prior to the date of this Agreement, Supplier may have contracted

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with third-party vendors to provide services in connection with all or any portion of the Transition Services to be provided hereunder.  Supplier reserves the right to continue in accordance with past practice in effect prior to the date of this Agreement in the ordinary course of business to subcontract with third-party vendors to provide the Transition Services; provided, however, that in the event that such subcontract is inconsistent with past practices or such subcontractor is not already engaged with respect to such Transition Service as of the date hereof, Supplier shall obtain the prior written consent of Recipient to hire such subcontractor, which consent shall not be unreasonably withheld. Recipient acknowledges that the scope of services to be provided pursuant to this Agreement is intended to correlate to the services provided to the Purchased Business prior to the Closing in order to effect an orderly transition the Purchased Business.

(c)           Recipient acknowledges that Supplier may be providing similar services (and/or services that involve the same resources as those used to provide the Transition Services) to its internal organizations, Affiliates and third parties.  Supplier reserves the right to modify the Transition Services in connection with changes to its internal organization in the ordinary course of business; provided, however, that no such modifications materially diminish the level or quality of Transition Services previously provided to Recipient or otherwise adversely affect the conduct of the business of Recipient in any material respect.  With respect to sales of products by Purchaser, it shall collect and remit all applicable sales taxes to the proper tax authorities; the Transition Services provided by Seller do not include any obligation to pay taxes on sales of products by Purchaser for the benefit of Purchaser or otherwise.

(d)           Recipient acknowledges that at all times, regardless of any financial or accounting metrics or information provided by Supplier, Recipient shall be responsible for, and prepare for its own account the appropriate books and records (including any financial statements) for its business.  Recipient shall hold Supplier harmless for any matters in connection with Recipient’s books and records (including financial statements.

(e)           In connection with Recipient’s preparation of Recipient’s books and records (including financial statements), Recipient shall have the right, during normal business hours and upon a mutually agreed upon time frame not to be less than twenty (20) Business Days’ notice, to validate the Transition Services.  Recipient shall be entitled to validate such Transition Services in a manner that is commercially reasonable to the Transition Services provided at the end of the Transition Services Period.  For the avoidance of doubt, (i) Recipient acknowledges and agrees that even though certain financial metrics will be provided to Recipient during the Transition Services Period, Recipient is responsible for its own books and records (including financial statements) and (ii) Recipient shall not be provided access to information relating to Seller’s Retained Business.  Both Parties shall use their reasonable best efforts to leverage Supplier’s audit opinion in connection with any validation.

(f)            The Parties recognize that the Reverse Transition Services (as defined in Schedule A) will be provided by Purchaser and/or its Affiliates utilizing individuals who have unique knowledge or skills related to a particular Reverse Transition Service that is provided only to Seller and/or its Affiliates; those individuals have been identified for the relevant Reverse Transition Services in Schedule F [NTD:  Schedule F will not include more than 4 individuals] (collectively, “Collection Employees”).  Purchaser will use its commercially reasonable efforts

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to retain the Collection Employees and shall not involuntarily terminate any until the date that is three (3) months after the date of this Agreement; provided however that in the event that any such individual cannot be retained by Purchaser and/or its Affiliates to provide the relevant Reverse Transition Services hereunder, Purchaser will use its commercially reasonable efforts to mitigate the impact of such loss. Purchaser shall provide written notice to Seller that it can no longer provide such Reverse Transition Services and Purchaser will reduce the applicable charges, if any, to reflect such reduction in the Reverse Transition Services.

(g)           EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 1, NO REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND, EXPRESSED OR IMPLIED (INCLUDING THE WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION), ARE MADE BY SUPPLIER WITH RESPECT TO THE TRANSITION SERVICES PROVIDED UNDER THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED.

Section 1.8            Thru-Plant Services - Expired Products.

(a)           “Expired Products” means any Product (as defined in Section 3(a) of the Warehousing Agreement) that is beyond the expiration date of that Product as established by the manufacturer.

(b)           With respect to any Expired Product that was sold by Seller to Purchaser pursuant to the Purchase Agreement with an expiration date (as established by the manufacturer of that Product) that is on or before the date which is 30 days following the Effective Date, upon request by Purchaser during the term of this Agreement, Seller will dispose of such Expired Products at its sole cost and expense.

(c)           With respect to any Expired Product owned by Purchaser and stored at any of the Facilities under this Agreement, other than those covered by Section 1.8(b) above, Purchaser shall arrange for the transportation of such Expired Products from the Facilities, at its sole expense.  If Purchaser does not remove such Expired Products within thirty (30) days of the date on which Products become Expired Products, Seller may, at its sole option and in its sole discretion, (i) continue storing such Expired Products for a storage fee at the pricing rates in effect immediately prior to the date on which the Products became Expired Products, and/or (ii) dispose of such Expired Products at Purchaser’s sole expense, provided that it has advised Purchaser in writing and provided an additional thirty (30) days’ notice of its intention to dispose of such Expired Products prior to the date of such disposal.

ARTICLE 2
FEES AND PAYMENTS

Section 2.1            Fees.  As consideration for the Transition Services, the Recipient shall pay to the Supplier the fees set forth in Schedule A (collectively, the “Service Fee”), as well as such other fees as may be established for any other Transition Services as mutually agreed to by the Parties.  In addition to the Service Fees, Recipient shall be responsible for the reasonable and

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documented out-of-pocket expenses incurred the provision of any the Transition Services set forth on Schedule G, if any (collectively, “Out-of-Pocket Costs”), Recipient shall reimburse Supplier for all such Out-of-Pocket Costs in accordance with the invoicing procedures set forth in Section 2.2.

Section 2.2            Payment.(1)  The Recipient shall pay to Supplier, by wire transfer of immediately available funds, the Fixed Service Fees described in Schedule A in advance on the first day of each month, except that the first payment of the Fixed Services Fees shall be paid upon the execution of this Agreement and shall be prorated with respect to the number of days remaining in the month that this Agreement is executed. With respect to the Variable Service Fees described in Schedule A, Supplier will prepare and submit to the Recipient a monthly statement of account and invoice setting forth in reasonable detail the amounts owed by the Recipient as Variable Service Fees for or in connection with the Transition Services performed during the immediately preceding month.  The Recipient agrees to pay to the Supplier, by wire transfer of immediately available funds, all such amounts within thirty (30) days of receipt of such monthly statement of account and invoice; provided, that if the Recipient in good faith disputes any Variable Service Fee that is included in an invoice, the Recipient shall pay all undisputed amounts within such thirty (30) day period and provide to the Supplier a written notice of dispute within such period, which notice shall (i) certify that the Recipient in good faith disputes a Variable Service Fee payable to the Supplier, and (ii) set forth in reasonable detail the Variable Service Fee being disputed by the Recipient, the Recipient’s specific reasons for such dispute, and the proposed amount in lieu of the disputed Variable Service Fee that the Recipient believes it owes to the Supplier under this Agreement.  The Parties shall use commercially reasonable efforts to resolve any amount that is disputed by the Recipient in good faith within thirty (30) days after Supplier’s receipt of the notice of dispute.  If the Parties are not able to resolve the disputed amounts, the dispute shall be resolved pursuant to the dispute resolution mechanism provided in Section 8.6.  A final statement with respect to the Variable Service Fees will be submitted to the Recipient by the Supplier within forty-five (45) days of the end of the last Transition Services Period for the Transition Services provided by such Supplier.  “Fixed Service Fees” shall mean those fixed monthly payments described in Schedule A as “fixed fees.”  “Variable Service Fees” shall mean those variable monthly payments described in Schedule A as “volume-based” fees.

Section 2.3            Taxes.  All Service Fees are exclusive of applicable Taxes.  The Recipient shall be responsible for, and shall pay all Taxes imposed on any of the Service Fees (except for any taxes based upon Supplier’s income derived pursuant to this Agreement).  The Parties shall cooperate with each other to a commercially reasonable degree in connection with obtaining available exemptions from, or reductions to, such Taxes.  Without limiting the foregoing, if applicable Buyer shall issue to Seller a properly completed multiple points of use exemption certificate or similar sales tax exemption certificate for any state that permits such exemptions, including but not limited to, an Ohio multiple points of use exemption certificate and a Texas exemption certificate claiming a multistate benefit exemption.

(1)  Fees to be allocated between the U.S. and Canadian TSA’s at Closing.

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ARTICLE 3
LICENSES AND CONSENTS

Section 3.1                                    Use During Transition.  Any costs incurred by the Supplier for any software that is necessary for the Supplier to provide the Transition Services to the Recipient, including without limitation any fees imposed by SAP, shall be included in the Service Fee and shall not be separately reimbursed by the Recipient.

Section 3.2                                    Use Following Transition. Notwithstanding Section 3.1, the Purchaser is responsible for acquiring licenses for any software which it requires for any of its operations after the Transition Services Period.

ARTICLE 4
INDEMNIFICATION; LIMITATION OF LIABILITY

Section 4.1                                    Indemnification.  Subject to Section 4.2, each Party will defend, indemnify and hold harmless the other Party and its Affiliates (the “Indemnified Parties”) from and against any and all Losses which the Indemnified Parties may incur to the extent arising or resulting from: (a) its gross negligence or willful misconduct, or (b) its violation of Applicable Law.  The provisions of this Section 4.1 shall survive the termination of this Agreement.

Section 4.2                                    Exclusion of Consequential Damages; Limitation of Liability.

(a)                                 Except for breaches of Article 6, or for damaged occasioned by Supplier’s bad faith, willful misconduct or intentional breach of this Agreement, in no event will the Supplier or the Recipient be liable for any special, incidental, indirect, exemplary, punitive or consequential damages (including lost profits, loss of revenue or lost sales) in connection with any claims, demands, Losses or injuries arising out of the conduct of such Party pursuant to this Agreement regardless of whether the nonperforming Party was advised of the possibility of such damages.

(b)                                 Except for breaches of Article 6, or for damaged occasioned by Supplier’s bad faith, willful misconduct or intentional breach of this Agreement, in no event will the Supplier be liable for any Losses in excess of the Service Fees paid by the Recipient with respect to the Transition Services that gave rise to such Losses.

ARTICLE 5
COMPLIANCE WITH LAW

During the term of this Agreement and in connection with the provision of the Transition Services, the Purchaser and the Seller and their respective Affiliates shall comply in all material respects with Applicable Law.

ARTICLE 6
CONFIDENTIALITY

In addition to any confidentiality obligations set forth in the Purchase Agreement or in the Confidentiality Agreement between Purchaser and Seller, dated March 31, 2014, as amended,

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for a period of two years after the date in which a Transition Service is terminated or discontinued, the Supplier will hold, and will cause its representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information relating to the Retained Business or the Purchased Business, as the case may be, that pertain to the provision of the Transition Service then terminated or discontinued (the “Recipient Information”), and the Recipient will hold, and will cause its representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information relating to the Supplier and any of its Affiliates that pertain to the provision of the specific Transition Service then terminated or discontinued (the “Supplier Information”), in each case except to the extent that such Recipient Information or Supplier Information, as applicable, (a) that is in the public domain or that becomes public through disclosure by any party other than the Disclosing Party (defined below); (b) that was lawfully acquired by the Disclosing Party from sources other than those related to this Agreement; or (c) that is required to be disclosed in connection with the enforcement of this Agreement.  In the event that the Supplier or its representatives, or the Recipient or its representatives, as applicable, is requested pursuant to, or required by, Law to disclose any Recipient Information or Supplier Information (as applicable, the “Disclosing Party”), prior to any disclosure such Disclosing Party will notify the other Party promptly in writing of such requirement so that such Party may seek a protective order or other appropriate remedy or waive the protections herein, and if no such protective order or other remedy is obtained, or the non-Disclosing Party waives compliance with this Article 7, the Disclosing Party will disclose only that portion of such Recipient Information or Supplier Information, as applicable, which is legally required to be disclosed and will use its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Recipient Information or Supplier Information, as applicable. Recipient acknowledges that in connection with the preparation of Supplier’s financial statements, Supplier will be required to incorporate information regarding the Business and the Transition Services.  Recipient agrees to such incorporation and disclosure in accordance with the preparation and filing of such information.

ARTICLE 7
INSURANCE

Each Party shall, during the Transition Services Period, either (a) carry appropriate insurance with a reputable insurance company covering, or (b) self-insure, in each case against property damage, business interruptions and general liability insurance (including contractual liability) to protect its own business and property interests.

ARTICLE 8
RECIPIENT DATA; IP RIGHTS

Section 8.1                                    Recipient Data.  The Recipient Data shall be and shall remain the property of the Recipient and shall be promptly provided to the Recipient at any time upon request by the Recipient; provided that in no event shall the Supplier be required to change the format of or otherwise modify any of Recipient Data.  “Recipient Data” means all the underlying data provided by the Recipient or created by or for the Supplier solely on behalf of the Recipient that is used by the Supplier solely in relation to the provision of the Services including employee information, customer information, product details and pricing information.

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Section 8.2                                    IP Rights.  Except as set forth in Section 8.1, all data, information and intellectual property created by the Supplier in connection with the provision of the Transition Services shall remain the property of the Supplier and Supplier shall exclusively own all right, title and interest to all intellectual property rights created in the performance of the Transition Services and Recipient hereby assigns to Supplier all right, title and interest it may have in any such intellectual property.  Notwithstanding any use of any of Supplier’s systems or processes, Recipient shall not acquire any rights in such systems or processes and all rights shall remain with Supplier. Further, each of Supplier and Recipient shall retain all right, title and interest in and to their respective intellectual property rights and no other license (other than to the extent necessary for the provision of the Transition Services) or other right, express or implied, is granted hereunder by either Party to its intellectual property.

ARTICLE 9
GENERAL PROVISIONS

Section 9.1                                    Amendment.  This Agreement may be amended, modified or supplemented at any time by the Parties through an instrument identifying itself as an amendment to this Agreement, signed by both the Seller and the Purchaser.

Section 9.2                                    Entire Agreement.  This Agreement (together with the relevant provisions of the Purchase Agreement) constitutes the entire agreement between the Parties concerning the subject matter of this Agreement and supersedes any prior understandings, agreements or representations by or between the Parties, or either of them, written or oral, with respect to the subject matter of this Agreement.  Except as provided in Article 4, if a conflict arises between the terms of this Agreement and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall control.

Section 9.3                                    Severability.  If any term or provision of this Agreement is held to be void, invalid, illegal or unenforceable in any situation or jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect, so long as the essential terms and conditions of this Agreement for each Party remain valid, binding and enforceable.

Section 9.4                                    Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered, if delivered personally or by internationally recognized overnight courier service (costs prepaid), (b) sent by e-mail with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by certified or registered mail, return receipt requested; in each case to the following addresses or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address or e-mail address or individual as a Party may designate by notice to the other Party):

If to Seller:	Nexeo Solutions, LLC 3 Waterway Square Place; Suite 1000 The Woodlands, TX 77380 Attn: Michael B. Farnell, Jr.

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Telecopier No. (281) 500-2348

with a copy to:	Vinson & Elkins LLP
1001 Fannin, Suite 2500
Houston, Texas 77002
Attn: Edward T. Stockbridge
Telecopier No.: (713) 615-5576

If to Buyer:	Composites One LLC
85 West Algonquin Road
Suite 600
Arlington Heights, Illinois 60005
Attention: Steve Dehmlow
Telecopier No.: (847) 437 6060

with copies to:	Morgan Lewis & Bockius LLP
77 West Wacker Drive
5th floor
Chicago, Illinois 60661 2511
Attention: Elizabeth S. Perdue
Telecopier No.: (312) 324 1001

Section 9.5                                    Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Texas without reference to its choice of law rules.

Section 9.6                                    Arbitration.  Any controversy or claim arising out of or relating to this Agreement or any alleged breach of this Agreement shall be settled by arbitration in Houston, Texas in accordance with the rules of the American Arbitration Association then in force, except that a written opinion of the arbitrators must be delivered to the Parties notwithstanding any rules to the contrary. Three arbitrators shall be selected to settle the controversy or claim, with Recipient nominating one arbitrator, Supplier nominating the second arbitrator, and the first and second arbitrators jointly nominating the third arbitrator. The arbitrators shall be persons experienced in negotiating and in making and consummating corporate acquisition agreements. A judgment upon the award entered by the majority of the arbitrators shall be entered in any court having jurisdiction thereof. The successful or prevailing Party shall be entitled to recover reasonable attorney’s fees and other costs incurred in any arbitration or court proceeding. No provision of or the exercise of any rights under this Section 9.6 shall limit the right of any Party to seek and obtain provisional or ancillary remedies (such as injunctive relief, attachment, or the appointment of a receiver) from any court having jurisdiction before, during, or after the pendency of an arbitration proceeding under this Section 9.6. The institution and maintenance of any such action or proceeding shall not constitute a waiver of the right of any Party (including the Party taking the action or instituting the proceeding) to submit a dispute, controversy, or claim to arbitration under this Section 9.6.

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Section 9.7                                    Descriptive Headings.  The headings used in this Agreement are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

Section 9.8                                    No Joint Venture.  Nothing in this Agreement creates a joint venture or partnership between the Parties.  This Agreement does not authorize either Party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other Party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of the other Party.  The Parties are independent contractors with respect to each other under this Agreement.  Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 9.8.

Section 9.9                                    Assignment, Successors and No Third Party Rights.  This Agreement binds and benefits the Parties and their respective successors and assigns. Neither Party may assign any rights under this Agreement or delegate the performance of any of its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other Party, except to an Affiliate of such Party.  Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section 9.9.

Section 9.10                             No Waivers.  Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.  No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.  No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.

Section 9.11                             Interpretation.  Both the Seller and the Purchaser are sophisticated Parties and each Party has received advice from its own attorney in the negotiation of this Agreement. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against either Party because that Party or its attorney drafted the provision.

Section 9.12                             Counterparts.  This Agreement may be executed in counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party.  The signatures of all Parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile, .pdf or email transmission that includes a copy of the sending Party’s signature(s) is as effective as signing and delivering the counterpart in person.

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The Parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SELLER

NEXEO SOLUTIONS, LLC

By:
Name:
Title:

PURCHASER

COMPOSITES ONE LLC

By:
Name:
Title:

[Signature Page to Transition Services Agreement]